EXHIBIT 99.7

COOPER TIRE & RUBBER COMPANY

PRE-TAX SAVINGS PLAN

(TEXARKANA)

(AS AMENDED AND RESTATED EFFECTIVE AS OF JANUARY 1, 2015)

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1.39.	Employment Commencement Date	21

1.40.	Entry Date	21

1.41.	ERISA	21

1.42.	Excess Contributions	21

1.43.	Excess Elective Deferrals	21

1.44.	5-percent Owner	22

1.45.	415 Compensation	22

1.46.	Highly Compensated Employee	25

1.47.	Hour of Service	26

1.48.	Inactive Participant	26

1.49.	Insurer	27

1.50.	Investment Fund	27

1.51.	Investment Manager	27

1.52.	Leased Employee	28

1.53.	Life Expectancy	29

1.54.	Limitation Year	29

1.55.	Mandatory Distribution	29

1.56.	Matching Contributions	29

1.57.	Maximum Annual Addition	29

1.58.	Named Fiduciary	30

1.59.	Non-highly Compensated Employee	30

1.60.	Normal Form	30

1.61.	Normal Retirement Age	30

1.62.	Normal Retirement Date	31

1.63.	Parental Absence	31

1.64.	Participant	31

1.65.	Participant Contributions	31

1.66.	Participant’s Account Balance	31

1.67.	Participant’s Predecessor Employer	32

1.68.	Period of Military Duty	32

1.69.	Period of Service	32

1.70.	Period of Severance	32

1.71.	Plan	33

1.72.	Plan Administrator	33

1.73.	Plan Fund	33

1.74.	Plan Year	33

1.75.	Predecessor Employer	33

1.76.	Pre-tax Elective Deferral Contributions	33

1.77.	Qualified Joint and Survivor Annuity	33

1.78.	Qualified Matching Contributions	34

1.79.	Qualified Military Service	34

1.80.	Qualified Non-elective Contributions	34

1.81.	Qualified Preretirement Survivor Annuity	34

1.82.	Qualified Reservist Distribution	35

1.83.	Re-entry Date	35

1.84.	Required Beginning Date	35

1.85.	Restricted Access Company Contributions	35

1.86.	Retirement Date	35

1.87.	Rollover Contributions	36

1.88.	Roth Elective Deferral Contributions	36

1.89.	Severance Date	36

1.90.	Severance from Employment	36

1.91.	Totally and Permanently Disabled	37

1.92.	Trust Agreement	37

1.93.	Trust Fund	37

1.94.	Trustee	37

1.95.	Valuation Date	37

1.96.	Vested Account	38

1.97.	Year of Service	38

ARTICLE 2 PARTICIPATION		39

2.1.	Active Participant	39

2.2.	Inactive Participant	40

2.3.	Cessation of Participation	40

ARTICLE 3 CONTRIBUTIONS		41

3.1.	Elective Deferral Contributions	41

3.2.	Company Contributions	43

3.3.	Restricted Access Company Contributions	43

3.4.	Special Rules Regarding Employer Contributions	43

3.5.	Rollover Contributions	44

ARTICLE 4 LIMITATIONS ON CONTRIBUTIONS		46

4.1.	Excess Contributions and Deferrals	46

4.2.	Limit on Annual Additions	51

ARTICLE 5 INVESTMENTS		54

5.1.	Investment of Contributions	54

5.2.	Cooper Tire Securities	55

ARTICLE 6 WITHDRAWALS AND DISTRIBUTIONS		58

6.1.	Retirement Benefits	58

6.2.	Death Benefits	58

6.3.	Vested Benefits	58

6.4.	When Benefits Start	59

6.5.	Withdrawal Benefits	61

6.6.	Loans to Participants	62

6.7.	Distributions Under Qualified Domestic Relations Order	68

6.8.	Small Amounts	69

ARTICLE 7 FORMS OF PAYMENT		71

7.1.	Application	71

7.2.	Automatic Form of Distribution	71

7.3.	Optional forms of Distribution for Retirement Benefits	71

7.4.	Election Procedures	72

7.5.	Notice Requirements	74

7.6.	Direct Rollovers	74

ARTICLE 8 FORMS OF PAYMENT – RESTRICTED ACCESS COMPANY CONTRIBUTIONS		76

8.1.	Application	76

8.2.	Automatic Forms of Distribution	76

8.3.	Optional Forms of Distribution	77

8.4.	Election Procedures	77

8.5.	Notice Requirements	81

ARTICLE 9 REQUIRED MINIMUM DISTRIBUTIONS		84

9.1.	Application	84

9.2.	Required Minimum Distributions	84

ARTICLE 10 AMENDMENT AND TERMINATION		89

10.1.	Plan Amendment	89

10.2.	Plan Termination	91

10.3.	Mergers and Direct Transfers	93

ARTICLE 11 ADMINISTRATION		97

11.1.	Administration	97

11.2.	Expenses	99

11.3.	Records	100

11.4.	Information Available	100

11.5.	Claim Procedures	101

11.6.	Disability Claims Procedures	103

11.7.	Transaction Processing	108

ARTICLE 12 GENERAL PROVISIONS		110

12.1.	Employment Status	110

12.2.	Rights to Plan Assets	110

12.3.	Mistaken Contribution	110

12.4.	Nonalienation of Benefits	111

12.5.	Construction	111

12.6.	Legal Actions	112

12.7.	Word Usage	112

12.8.	Military Service	112

PROTECTED BENEFIT ADDENDUM		114

INTRODUCTION

A.   Amendment and Restatement. Cooper Tire & Rubber Company hereby amends and restates the Cooper Tire & Rubber Company Pre-Tax Savings Plan (Texarkana), in its entirety, effective as of January 1, 2015. This restated document is substituted in lieu of the prior document with the exception of any interim amendments and any model amendments that have not been incorporated into this restatement. Such amendment(s) shall continue to apply to this restated Plan until such provisions are integrated into the Plan or such amendment(s) are superseded by another amendment.

This Plan includes the statutory, regulatory, and guidance changes specified in the 2014 Cumulative List of Changes in Plan Qualification Requirements (2014 Cumulative List) contained in Internal Revenue Service Notice 2014-77 and the qualification requirements and guidance published before the issuance of such list. The provisions of this Plan apply as of the Effective Date of the restatement unless otherwise specified.

The purpose of the Plan is to provide retirement and other benefits for Participants and their respective beneficiaries. Except as otherwise provided in the Plan or by law, the assets of the Plan shall be held for the exclusive purpose of providing benefits to Participants and their beneficiaries and defraying reasonable expenses of administering the Plan, and it shall be impossible for any part of the assets or income of the Plan to be used for, or diverted to, purposes other than such exclusive purposes.

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B.   Background of Plan. Cooper Tire & Rubber Company established the Plan effective March 17, 1999. The Plan was amended and restated as of January 1, 2002 to establish an ESOP feature under the Plan

After the ESOP feature was added to the Plan, the Plan consisted of two components. One component of the Plan was intended to qualify as a profit sharing plan under Code Section 401(a) that included a qualified cash or deferred arrangement under Code Section 401(k). This component of the Plan provided for participant-directed investments. The other component was intended to qualify as a qualified stock bonus plan under Code Section 401(a) and as an employee stock ownership plan (ESOP) under Code Section 4975(e)(7). The ESOP component of the Plan was intended to primarily invest in common stock of the Employer.

The Employer no longer makes contributions of its common stock to the Plan, and no portion of the Plan is intended to primarily be invested in common stock of the Employer. The common stock of the Employer held by the Plan is maintained as an investment option in Participants’ Accounts, subject to the Participants’ right to diversify among other investment options available under the Plan. The Plan is intended to comply with ERISA Section 404(c) and to be a qualified plan under Code Section 401(a). The underlying Trust is intended to be exempt from taxation under Code Section 501.

C.   Effective Date. With the following exceptions, the terms and conditions of the Plan, as provided herein, are effective as of January 1, 2015:

(a)     Such other effective dates as are specified in the Plan for particular provisions shall be applicable.

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(b)     Unless otherwise expressly stated herein, the applicable provisions of the Plan, as it existed immediately prior to the Effective Date, shall govern the payment of any benefit which began prior to the Effective Date.

(c)     Unless otherwise required by law or expressly stated herein, the rights of any person whose employment terminates or who retires on or before the Effective Date, including such person’s eligibility for benefits and the time and form in which benefits, if any, will be paid, shall be determined under the terms of the prior document as in effect on the date of his termination of employment or retirement, unless such person is thereafter re-employed and again becomes a Participant.

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ARTICLE 1

DEFINITIONS

The following words and phrases have the meaning indicated below, unless a different meaning is plainly required by the context. As used in the Plan, except when otherwise indicated by the context, the genders of pronouns and the singular and plural numbers of terms shall be interchangeable.

1.1.   Account means the Participant’s share of the Plan Fund. Separate accounting records are kept for those parts of his Account resulting from:

(a)     Pre-tax Elective Deferral Contributions

(b)     Company Contributions

(c)     Restricted Access Company Contributions

(d)     Rollover Contributions

(e)     Cash dividends paid on shares of Cooper Tire Securities credited to the account maintained to reflect Contributions (with a separate dividend source account for each such type of contributions) that are initially reinvested in Cooper Tire Securities at the election of the Participant.

A Participant’s Account shall be reduced by any distribution of his Vested Account. A Participant’s Account shall participate in the earnings credited, expenses charged, and any appreciation or depreciation of the Investment Fund. His Account is subject to any minimum guarantees applicable under the Annuity Contract or other investment arrangement and to any expenses associated therewith.

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1.2.   Active Participant means an Eligible Employee who is actively participating in the Plan according to the provisions in Section 2.1.

1.3.   ADP means, for a specified group of Participants (either Highly Compensated Employees or Non-highly Compensated Employees) for a Plan Year, the average (expressed as a percentage) of the Deferral Percentages of the Eligible Participants in the group.

1.4.   ADP Test means the non-discrimination test described in Code Section 401(k)(3) as provided for in Subsection 4.1(b).

1.5.   Alternate Payee means any spouse, former spouse, child, or other dependent of a Participant who is recognized by a qualified domestic relations order as having a right to receive all, or a portion of, the benefits payable under the Plan with respect to such Participant.

1.6.   Annual Additions mean the sum of the following amounts credited to a Participant’s account for the Limitation Year:

(a)      employer contributions;

(b)      employee contributions; and

(c)      forfeitures.

Annual Additions to a defined contribution plan, as defined in section 1.415(c)-1(a)(2)(i) of the regulations, shall also include the following:

(a)     mandatory employee contributions, as defined in Code Section 411(c)(2)(C) and section 1.411(c)-1(c)(4) of the regulations, to a defined benefit plan;

(b)     contributions allocated to any individual medical benefit account, as defined in Code Section 415(l)(2), which is part of a pension or annuity plan maintained by the Employer;

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(c)     amounts attributable to post retirement medical benefits, allocated to the separate account of a key employee, as defined in Code Section 419A(d)(3), under a welfare benefit fund, as defined in Code Section 419(e), maintained by the Employer;

(d)     annual additions under an annuity contract described in Code Section 403(b); and

(e)     allocations under a simplified employee pension.

1.7.   Annuity Contract means the annuity contract or contracts into which the Trustee or the Employer enters with the Insurer for guaranteed benefits, for the investment of Contributions in separate accounts, and for the payment of benefits under this Plan.

1.8.   Annuity Starting Date means the first day of the first period for which an amount is payable to the Participant as an annuity or any other form.

1.9.   Beneficiary means the person or persons named by a Participant to receive any benefits under the Plan when the Participant dies.

(a)     Each Participant may name a Beneficiary to receive any death benefit that may arise out of his participation in the Plan. The Participant may change his Beneficiary from time to time. Unless a qualified election has been made, for purposes of distributing any death benefits before the Participant’s Retirement Date, the Beneficiary of a Participant who has a spouse shall be the Participant’s spouse.

(b)     Spousal consent is needed to name a Beneficiary other than the Participant’s spouse. If the Participant names a Beneficiary other than his spouse, the spouse has the right to limit consent only to a specific Beneficiary. The spouse can relinquish such right. Such consent shall be in writing. The spouse’s consent shall be witnessed by a plan representative or

6	ARTICLE 1

notary public. The spouse’s consent must acknowledge the effect of the election, including that the spouse had the right to limit consent only to a specific Beneficiary and that the relinquishment of such right was voluntary. Unless the consent of the spouse expressly permits designations by the Participant without a requirement of further consent by the spouse, the spouse’s consent must be limited to the Beneficiary or class of Beneficiaries named in the election.

(c)     Spousal consent is not required, however, if the Participant establishes to the satisfaction of the plan representative that the consent of the spouse cannot be obtained because there is no spouse or the spouse cannot be located. A spouse’s consent under this paragraph shall not be valid with respect to any other spouse. A Participant may revoke a prior election without the consent of the spouse. Any new election will require a new spousal consent, unless the consent of the spouse expressly permits such election by the Participant without further consent by the spouse. A spouse’s consent may be revoked at any time within the Participant’s election period.

(d)     It is the responsibility of the Participant to give written notice to the Plan Administrator of the name of the Beneficiary on a form furnished for that purpose. The Plan Administrator shall maintain records of Beneficiary designations for Participants before their Retirement Dates. However, the Plan Administrator may delegate to another party the responsibility of maintaining records of Beneficiary designations. In that event, the written designations made by Participants shall be filed with such other party. If a party other than the Insurer maintains the records of Beneficiary designations and a Participant dies before his

7	ARTICLE 1

Retirement Date, such other party shall certify to the Insurer the Beneficiary designation on its records for the Participant.

(e)     If there is no Beneficiary named or surviving when a Participant dies, the Participant’s Beneficiary shall be the Participant’s surviving spouse, or where there is no surviving spouse, the executor or administrator of the Participant’s estate for the benefit of the estate.

1.10.   Board of Directors means the Board of Directors of the Cooper Tire & Rubber Company as the same may be constituted from time to time.

1.11.   Catch-Up Contributions mean Elective Deferral Contributions made to the Plan that are in excess of an otherwise applicable Plan limit and that are made by Participants who are age 50 or older by the end of their taxable year. An otherwise applicable Plan limit is a limit in the Plan that applies to Elective Deferral Contributions without regard to Catch-up Contributions, such as the limits on the Maximum Annual Additions, as described in Article 4, the dollar limitation on Elective Deferral Contributions under Code Section 402(g) (not counting Catch-up Contributions), and the limit imposed by the ADP Test. Catch-up Contributions are not subject to the limits on the Maximum Annual Additions, as described in Article 4, are not counted in the ADP Test.

Catch-up Contributions for a Participant for a taxable year may not exceed the dollar limit on Catch-up Contributions under Code Section 414(v)(2)(B)(i) for the taxable year. The dollar limit on Catch-up Contributions under Code Section 414(v)(2)(B)(i) was $6,000 for taxable years beginning in 2015. After 2015, the limit is adjusted by the Secretary of the Treasury for cost-of-living increases under Code Section 414(v)(2)(C).

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1.12.   Chairman means the chairman of the Committee.

1.13.   Claimant means any person who makes a claim for Plan benefits under the claims procedures in Article 11.

1.14.   Code means the Internal Revenue Code of 1986, as now in effect or as hereafter amended. All citations to Code sections are to such sections as they may from time to time be amended or re-numbered.

1.15.   Committee means the Cooper Tire & Rubber Company Benefit Plans Administrative Committee. The Committee is appointed by the Board of Directors, or its delegate.

1.16.   Company Contributions mean contributions made by the Employer to fund this Plan other than Elective Deferral Contributions and Restricted Access Company Contributions. Effective January 1, 2012, Company Contributions ceased being made to the Plan. As of January 1, 2015, all Participants are 100 percent vested in Company Contributions.

1.17.   Compensation means except for purposes of Section 4.2 (Limit on Annual Additions), the total earnings, except as modified in this definition, from the Employer during any specified period.

(a)     “Earnings” in this definition means wages, salaries, Differential Wage Payments, and fees for professional services and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with the Employer maintaining the Plan to the extent that the amounts are includible in gross income (including, but not limited to, commissions paid to salespersons, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits, and reimbursements or other expense allowances

9	ARTICLE 1

under a non-accountable plan (as described in section 1.62-2(c) of the regulations)), and excluding the following:

(i)     employee contributions (other than elective contributions described in Code Section 402(e)(3), 408(k)(6), 408(p)(2)(A)(i), or 457(b)) to a plan of deferred compensation (including a simplified employee pension described in Code Section 408(k) or a simple retirement account described in Code Section 408(p), and whether or not qualified) to the extent such contributions are not includible in the Employee’s gross income for the taxable year in which contributed, and any distributions (whether or not includible in gross income when distributed) from a plan of deferred compensation (whether or not qualified);

(ii)     amounts realized from the exercise of a non-statutory stock option (that is, an option other than a statutory stock option as defined in section 1.421-1(b) of the regulations), or when restricted stock (or property) held by the Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture;

(iii)     amounts realized from the sale, exchange or other disposition of stock acquired under a statutory stock option;

(iv)     other amounts that receive special tax benefits, such as premiums for group-term life insurance (but only to the extent that the premiums are not includible in the gross income of the Employee and are not salary reduction amounts that are described in Code Section 125); and

(v)     other items of remuneration that are similar to any of the items listed in (i) through (iv) above.

Except as provided herein, Compensation for a specified period is the Compensation actually paid or made available (or if earlier, includible in gross income) during such period.

(b)     Compensation for a specified period shall also include Compensation paid by the later of 2-1⁄2 months after an Employee’s Severance from Employment with the Employer maintaining the Plan or the end of the Plan Year that includes the date of the Employee’s Severance from Employment with the Employer maintaining the Plan, if (i) the payment is regular Compensation for services during the Employee’s regular working hours, or Compensation for services outside the Employee’s regular working hours (such as overtime or

10	ARTICLE 1

shift differential), commissions, bonuses, or other similar payments, and, absent a Severance from Employment, the payments would have been paid to the Employee while the Employee continued in employment with the Employer; (ii) the payment is for unused accrued bona fide sick, vacation or other leave that the Employee would have been able to use if employment had continued; or (iii) the payment is received by the Employee pursuant to a non-qualified unfunded deferred compensation plan and would have been paid at the same time if employment had continued, but only to the extent includible in gross income. Any payments not described above shall not be considered Compensation if paid after Severance from Employment, even if they are paid by the later of 2-1⁄2 months after the date of Severance from Employment or the end of the Plan Year that includes the date of Severance from Employment.

(c)     Back pay, within the meaning of section 1.415(c)-2(g)(8) of the regulations, shall be treated as Compensation for the Plan Year to which the back pay relates to the extent the back pay represents wages and compensation that would otherwise be included in this definition.

(d)     Compensation paid or made available during a specified period shall include amounts that would otherwise be included in Compensation, but for an election under Code Section 125(a), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k), or 457(b).

(e)     Compensation shall exclude reimbursements or other expense allowances, fringe benefits (cash and non-cash), moving expenses, deferred compensation (other than elective contributions), and welfare benefits.

(f)     Compensation means, for a Leased Employee, Compensation for the services the Leased Employee performs for the Employer, determined in the same manner as the

11	ARTICLE 1

Compensation of Employees who are not Leased Employees, regardless of whether such Compensation is received directly from the Employer or from the leasing organization.

(g)     The annual Compensation of each Participant taken into account in determining contributions and allocations for any determination period (the period over which Compensation is determined) shall not exceed $265,000 for 2015, as adjusted in the future for cost-of-living increases in accordance with Code Section 401(a)(17)(B). The cost-of-living adjustment in effect for a calendar year applies to any determination period beginning with or within such calendar year. If a determination period consists of fewer than 12 months, the annual compensation limit is an amount equal to the otherwise applicable annual compensation limit multiplied by a fraction. The numerator of the fraction is the number of months in the short determination period, and the denominator of the fraction is 12. If Compensation for any prior determination period is taken into account in determining a Participant’s contributions or allocations for the current Plan Year, the Compensation for such prior determination period is subject to the applicable annual compensation limit in effect for that determination period.

1.18.   Contributions mean Employer Contributions (including Elective Deferral Contributions, Company Contributions, and Restricted Access Contributions) and Rollover Contributions as set out in Article 3, unless the context clearly indicates only specific contributions are meant.

1.19.   Controlled Group means any group of corporations, trades, or businesses of which the Employer is a part that is under common control. A Controlled Group includes any group of corporations, trades, or businesses, whether or not incorporated, which is either a parent subsidiary group, a brother sister group, or a combined group within the meaning of Code

12	ARTICLE 1

Section 414(b), Code Section 414(c) and the regulations thereunder and, for purposes of determining contribution limitations under Article 4, as modified by Code Section 415(h). The term Controlled Group, as it is used in this Plan, shall include an organization, which together with the Employer, is a member of an affiliated service group (as defined in Code Section 414(m)) and any other employer required to be aggregated with the Employer under Code Section 414(o) and the regulations thereunder.

1.20.   Cooper Tire Securities mean any security which is issued by the Employer or any Controlled Group member and which meets the requirements of Code Section 409(l) and ERISA Section 407(d)(5).

1.21.   Cooper Tire Securities Fund means that part of the assets of the Trust Fund that are invested in Cooper Tire Securities.

1.22.   Deferral Percentage means the ratio (expressed as a percentage) of Elective Deferral Contributions (other than Catch-up Contributions and Elective Deferral Contributions withheld from Differential Wage Payments) under this Plan on behalf of the Eligible Participant for the Plan Year to the Eligible Participant’s Compensation (excluding Differential Wage Payments) for the Plan Year (whether or not the Eligible Participant was an Eligible Participant for the entire Plan Year). In modification of the foregoing, Compensation shall be determined excluding Compensation for the portion of the Plan Year in which an Employee was not an Eligible Participant. The Elective Deferral Contributions used to determine the Deferral Percentage shall include Excess Elective Deferrals (other than Excess Elective Deferrals of Non-highly Compensated Employees that arise solely from Elective Deferral Contributions made under this Plan or any other plans of the Employer or a Controlled Group member), but shall exclude

13	ARTICLE 1

Elective Deferral Contributions that are used in computing the Contribution Percentage (provided the ADP Test is satisfied both with and without exclusion of these Elective Deferral Contributions). Under such rules as the Secretary of the Treasury shall prescribe, the Employer may elect to include Qualified Non-elective Contributions and Qualified Matching Contributions under this Plan in computing the Deferral Percentage. Qualified Matching Contributions cannot be taken into account for a Plan Year for a Non-highly Compensated Employee to the extent they are disproportionate matching contributions as defined in section 1.401(m)-2(a)(5)(ii) of the regulations. Qualified Non-elective Contributions cannot be taken into account for a Plan Year for a Non-highly Compensated Employee to the extent they are disproportionate contributions as defined in section 1.401(k)-2(a)(6)(iv) of the regulations. For an Eligible Participant for whom such contributions on his behalf for the Plan Year are zero, the percentage is zero.

1.23.   Designated Beneficiary means, for purposes of Article 9 (Required Minimum Distributions), the individual who is designated by the Participant (or the Participant’s surviving spouse) as the Beneficiary of the Participant’s interest under the Plan and who is the designated beneficiary under Code Section 401(a)(9) and section 1.401(a)(9)-4 of the regulations.

1.24.   Differential Wage Payments mean any payments that are made by an Employer to an individual with respect to any period during which the individual is performing Qualified Military Service while on active duty for a period of more than 30 days. Such payments shall be made in accordance with Code Section 3401(h) and represent all or a portion of the wages the

14	ARTICLE 1

individual would have received from the Employer if the individual were performing service for the Employer.

1.25.   Direct Rollover means a payment by the Plan to the Eligible Retirement Plan specified by the Distributee.

1.26.   Distributee means an Employee or former Employee. In addition, the Employee’s (or former Employee’s) surviving spouse and the Employee’s (or former Employee’s) spouse or former spouse who is the Alternate Payee under a qualified domestic relations order, as defined in Code Section 414(p), are Distributees with regard to the interest of the spouse or former spouse. For distributions made after December 31, 2006, a Distributee includes the Employee’s (or former Employee’s) non-spouse Designated Beneficiary, in which case, the distribution can only be transferred to a traditional IRA or Roth IRA established on behalf of the non-spouse Designated Beneficiary and that will be treated as an inherited IRA pursuant to the provisions of Code Section 402(c)(11).

1.27.   Distribution Calendar Year means, for purposes of Article 9 (Required Minimum Distributions), a calendar year for which a minimum distribution is required. For distributions beginning before the Participant’s death, the first Distribution Calendar Year is the calendar year immediately preceding the calendar year that contains the Participant’s Required Beginning Date. For distributions beginning after the Participant’s death, the first Distribution Calendar Year is the calendar year in which distributions are required to begin under Section 9.2(b)(ii). The required minimum distribution for the Participant’s first Distribution Calendar Year will be made on or before the Participant’s Required Beginning Date. The required minimum distribution for other Distribution Calendar Years, including the required minimum

15	ARTICLE 1

distribution for the Distribution Calendar Year in which the Participant’s Required Beginning Date occurs, will be made on or before December 31 of that Distribution Calendar Year.

1.28.   Effective Date means January 1, 2015, the effective date of this amendment and restatement.

1.29.   Elective Deferral Agreement means an agreement between an Eligible Employee and the Employer under which an Eligible Employee may make Elective Deferral Contributions. An Elective Deferral Agreement (or change thereto) must be made in such manner and in accordance with such rules as the Employer may prescribe in a non-discriminatory manner (including by means of voice response or other electronic system under circumstances the Employer permits). Elective Deferral Agreements cannot relate to Compensation that is payable prior to the later of the adoption or effective date of the cash or deferred arrangement (CODA). Elective Deferral Agreements shall be made, changed, or terminated according to the provisions of Section 3.1. An Elective Deferral Agreement may also be terminated according to the terms of an automatic contribution arrangement.

1.30.   Elective Deferral Contributions mean Employer Contributions made in accordance with either an Elective Deferral Agreement or the terms of an automatic contribution arrangement. Elective Deferral Contributions means Pre-tax Elective Deferral Contributions. Elective Deferral Contributions shall be 100 percent vested and subject to the distribution restrictions of Code Section 401(k) when made.

For purposes of Section 4.1 (Excess Contributions and Deferrals), Elective Deferral Contributions with respect to any taxable year also includes all employer contributions made on behalf of such participant pursuant to an election to defer under any qualified cash or deferred

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arrangement (CODA) described in Code Section 401(k), any salary reduction simplified employee pension plan described in Code Section 408(k)(6), any SIMPLE IRA plan described in Code Section 408(p), any plan described under Code Section 501(c)(18), and any employer contributions made on behalf of a participant for the purchase of an annuity contract under Code Section 403(b) pursuant to a salary reduction agreement. Elective Deferral Contributions under Section 4.1 shall not include any deferrals properly distributed as excess annual additions.

1.31.   Eligibility Service means an Employee’s Period of Service. Eligibility Service shall be measured from his Employment Commencement Date to his most recent Severance Date. This Period of Service shall be reduced by any Period of Severance that occurred prior to his most recent Severance Date, unless such Period of Severance is included under the service spanning rule below. This period of Eligibility Service shall be expressed as days. However, Eligibility Service is modified as follows:

(a)     A Period of Military Duty shall be included as service with the Employer to the extent it has not already been credited.

(b)     A Period of Severance shall be deemed to be a Period of Service under either of the following conditions:

(i) the Period of Severance immediately follows a period during which an Employee is not absent from work and ends within 12 months; or

(ii) the Period of Severance immediately follows a period during which an Employee is absent from work for any reason other than quitting, being discharged, or retiring (such as a leave of absence or layoff) and ends within 12 months of the date he was first absent.

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(c)     An Employee’s service with a member firm of a Controlled Group while both that firm and the Employer were members of the Controlled Group shall be included as service with the Employer.

1.32.   Eligible Employee means any Employee that is either: (a) employed at the Texarkana, Arkansas location and who is covered under a collective bargaining agreement with the United Steelworkers of America Local Union 752L, or (b) employed at the Clarksdale, Mississippi location and who is covered under a collective bargaining agreement with the United Steelworkers of America Local Union 556L. Eligible Employee shall exclude Leased Employees. Eligible Employees at the Clarksdale, Mississippi location shall only be eligible to receive the Restricted Access Company Contributions; and may not receive or make any other Contributions provided under Article 3.

1.33.   Eligible Participant means, for purposes of determining the Deferral Percentage, any Employee who is otherwise entitled to make Elective Deferral Contributions under the terms of the Plan for the Plan Year.

1.34.   Eligible Retirement Plan means an eligible plan under Code Section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan, a traditional IRA, a Roth IRA, an annuity plan described in Code Section 403(a), an annuity contract described in Code Section 403(b), or a qualified plan described in Code Section 401(a), that accepts the Distributee’s Eligible Rollover Distribution. The definition of Eligible Retirement Plan shall also apply in the case of a

18	ARTICLE 1

distribution to a surviving spouse, or to a spouse or former spouse who is the Alternate Payee under a qualified domestic relations order, as defined in Code Section 414(p).

1.35.   Eligible Rollover Distribution means any distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include: (i) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee’s Designated Beneficiary, or for a specified period of 10 years or more; (ii) any distribution to the extent such distribution is required under Code Section 401(a)(9); (iii) any hardship distribution; and (iv) any other distribution(s) that is reasonably expected to total less than $200 during a year.

Any portion of a distribution that consists of after-tax employee contributions that are not includible in gross income may be transferred only to (i) a traditional individual retirement account or annuity described in Code Section 408(a) or (ii) (a “traditional IRA”); (ii) a Roth individual retirement account or annuity described in Code Section 408A (a “Roth IRA”); or (iii) a qualified plan or an annuity contract described in Code Section 401(a) and 403(b), respectively, that agrees to separately account for amounts so transferred (and earnings thereon), including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.

1.36.   Employee means an individual who is employed by the Employer or any other employer required to be aggregated with the Employer under Code Sections 414(b), (c), (m), or (o). A Controlled Group member is required to be aggregated with the Employer. The term Employee shall include any individual receiving Differential Wage Payments. The term Employee shall

19	ARTICLE 1

also include any Leased Employee deemed to be an employee of any employer described in the preceding paragraphs as provided in Code Section 414(n) or (o).

An independent contractor is not an Employee. In the event there is a final determination by the Internal Revenue Service, Department of Labor, or court of competent jurisdiction that an individual who the Employer considered to be an independent contractor, or the employee of an independent contractor, is an Employee, such individual shall be an Employee as of the date of such final determination.

1.37.   Employer means Cooper Tire & Rubber Company. This will also include any successor corporation, trade or business which will, by written agreement, assume the obligations of this Plan or any Predecessor Employer that maintained this Plan.

For purposes of Section 4.2 (Limit on Annual Additions), Employer means the employer that adopts this Plan, and all members of a controlled group of corporations (as defined in Code Section 414(b) as modified by Code Section 415(h)), all commonly controlled trades or businesses (as defined in Code Section 414(c), as modified, except in the case of a brother-sister group of trades or businesses under common control, by Code Section 415(h)), or affiliated service groups (as defined in Code Section 414(m)) of which the adopting employer is a part, and any other entity required to be aggregated with the employer pursuant to Code Section 414(o).

1.38.   Employer Contributions mean contributions made by the Employer, including Elective Deferral Contributions, Company Contributions, and Restricted Access Company Contributions as set out in Article 3, unless the context clearly indicates that only specific contributions are meant.

20	ARTICLE 1

1.39.   Employment Commencement Date means the date an Employee first performs an Hour of Service.

1.40.   Entry Date means the date an Employee first enters the Plan as an Active Participant under Section 2.1.

1.41.   ERISA means the Employee Retirement Income Security Act of 1974, as amended.

1.42.   Excess Contributions mean, with respect to any Plan Year, the excess of:

(a)     The aggregate amount of employer contributions actually taken into account in computing the Deferral Percentage of Highly Compensated Employees for such Plan Year, over

(b)     The maximum amount of such contributions permitted by the ADP Test (determined by hypothetically reducing contributions made on behalf of Highly Compensated Employees in the order of the Deferral Percentages, beginning with the highest of such percentages).

1.43.   Excess Elective Deferrals mean those Elective Deferral Contributions of a Participant that either (i) are made during the Participant’s taxable year and exceed the dollar limitation under Code Section 402(g) or (ii) are made during a calendar year and exceed the dollar limitation under Code Section 402(g) for the Participant’s taxable year beginning in such calendar year, counting only Elective Deferral Contributions made under this Plan and any other plan, contract, or arrangement maintained by the Employer. The dollar limitation contained in Code Section 402(g) was $18,000 for taxable years beginning in 2015. The $18,000 limit is adjusted by the Secretary of the Treasury for cost-of-living increases under Code Section 402(g)(4). The dollar limitation shall also be increased by the dollar limit on Catch-up Contributions under Code Section 414(v).

21	ARTICLE 1

Excess Elective Deferrals shall be treated as Annual Additions unless such amounts are distributed no later than the first April 15 following the close of the Participant’s taxable year.

1.44.   5-percent Owner means any person who owns more than 5 percent of the capital or profits interest of the Employer. A Participant is treated as a 5-percent Owner for purposes of Article 9 (Required Minimum Distributions) if such Participant is a 5-percent owner as defined in Code Section 416 at any time during the Plan Year ending with or within the calendar year in which such owner attains age 70 1/2. Once distributions have begun to a 5-percent Owner under Article 9, they must continue to be distributed, even if the Participant ceases to be a 5-percent Owner in a subsequent year.

1.45.   415 Compensation means compensation used in applying the limitations of Code Section 415 under Section 4.2 (Limit on Annual Additions) and includes means wages, salaries, Differential Wage Payments, and fees for professional services and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with the Employer maintaining the plan to the extent that the amounts are includible in gross income (including, but not limited to, commissions paid to salespersons, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits, and reimbursements or other expense allowances under a non-accountable plan (as described in section 1.62-2(c) of the regulations)), and excluding the following:

(a)     employer contributions (other than elective contributions described in Code Section 402(e)(3), 408(k)(6), 408(p)(2)(A)(i), or 457(b)) to a plan of deferred compensation (including a simplified employee pension described in Code Section 408(k) or a simple

22	ARTICLE 1

retirement account described in Code Section 408(p), and whether or not qualified) to the extent such contributions are not includible in the employee’s gross income for the taxable year in which contributed, and any distributions (whether or not includible in gross income when distributed) from a plan of deferred compensation (whether or not qualified);

(b)     amounts realized from the exercise of a non-statutory stock option (that is, an option other than a statutory stock option as defined in section 1.421-1(b) of the regulations), or when restricted stock (or property) held by the employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture;

(c)     amounts realized from the sale, exchange or other disposition of stock acquired under a statutory stock option;

(d)     other amounts that receive special tax benefits, such as premiums for group-term life insurance (but only to the extent that the premiums are not includible in the gross income of the employee and are not salary reduction amounts that are described in Code Section 125); and

(e)     other items of remuneration that are similar to any of the items listed in (a) through (d) above.

Except as provided herein, 415 Compensation for a Limitation Year is the 415 Compensation actually paid or made available (or if earlier, includible in gross income) during such Limitation Year.

415 Compensation for a Limitation Year shall also include amounts paid by the later of 2-1⁄2 months after an employee’s Severance from Employment with the Employer maintaining the plan or the end of the Limitation Year that includes the date of the employee’s Severance

23	ARTICLE 1

from Employment with the Employer maintaining the plan, if (i) the payment is regular compensation for services during the employee’s regular working hours, or compensation for services outside the employee’s regular working hours (such as overtime or shift differential), commissions, bonuses, or other similar payments, and, absent a Severance from Employment, the payments would have been paid to the employee while the employee continued in employment with the Employer; (ii) the payment is for unused accrued bona fide sick, vacation or other leave that the employee would have been able to use if employment had continued; or (iii) the payment is received by the employee pursuant to a non-qualified unfunded deferred compensation plan and would have been paid at the same time if employment had continued, but only to the extent includible in gross income.

Any payments not described above shall not be considered 415 Compensation if paid after Severance from Employment, even if they are paid by the later of 2-1⁄2 months after the date of Severance from Employment or the end of the Limitation Year that includes the date of Severance from Employment.

Back pay, within the meaning of section 1.415(c)-2(g)(8) of the regulations, shall be treated as 415 Compensation for the Limitation Year to which the back pay relates to the extent the back pay represents wages and compensation that would otherwise be included in this definition.

415 Compensation paid or made available during such Limitation Year shall include amounts that would otherwise be included in 415 Compensation but for an election under Code Section 125(a), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k), or 457(b).

24	ARTICLE 1

415 Compensation shall not include amounts paid as compensation to a non-resident alien, as defined in Code Section 7701(b)(1)(B), who is not a Participant in the Plan to the extent the compensation is excludible from gross income and is not effectively connected with the conduct of a trade or business within the United States.

A Participant’s 415 Compensation for a Limitation Year shall not include amounts in excess of the limitation under Code Section 401(a)(17) that is in effect for the calendar year in which the Limitation Year begins. The Employer may elect to use an alternative non-discriminatory definition of 415 Compensation in accordance with the regulations under Code Section 414(s).

1.46.   Highly Compensated Employee means any employee who (a) was a 5-percent Owner at any time during the determination year or the look-back year, or (b) for the look-back year had 415 Compensation from the Employer in excess of the amount determined under Code Section 414(q)(1)(B) ($120,000 for the look-back year beginning in 2015) and, if the employer so elects, was in the top paid group (top 20 percent of employees based on 415 Compensation) for the look-back year. The $120,000 amount is adjusted at the same time and in the same manner as under Code Section 415(d). For this purpose the determination year is the year of the plan for which a determination is being made, and the look-back year is the preceding 12 month period.

The effect of the top paid group election is that an Employee (who is not a 5-percent Owner at any time during the determination year or the look back year) with compensation in excess of $120,000 (as adjusted) for the look back year is a Highly Compensated Employee only if the Employee was in the top paid group for the look back year. Top-paid group elections, once made, apply for all subsequent years unless changed by the Employer. Any such

25	ARTICLE 1

election(s) must be in writing and by the date prescribed in Code Section 414(q) and the regulations thereunder. Any election(s) shall remain in effect until changed by a new election and must apply consistently to the determination years of all plans maintained by the Employer which reference the highly compensated employee definition in Code Section 414(q), except as provided in Internal Revenue Service Notice 97-45 (or superseding guidance).

The determination of who is a Highly Compensated Employee, including the determinations of the number and identity of Employees in the top paid group, the compensation that is considered, and the identity of the 5-percent Owners, shall be made in accordance with Code Section 414(q) and the regulations thereunder. The determination of who is a highly compensated former Employee is based on the rules applicable to determining Highly Compensated Employee status as in effect for that determination year, in accordance with section 1.414(q)-1T, A-4 of the temporary Income Tax Regulations and Internal Revenue Service Notice 97-45.

1.47.   Hour of Service means, for an Employee, each hour for which he is paid, or entitled to payment, for performing duties for the Employer.

Hours of Service shall be credited for employment with any other employer required to be aggregated with the Employer under Code Sections 414(b), (c), (m), or (o) and the regulations thereunder for purposes of eligibility and vesting. Hours of Service shall also be credited for any individual who is considered an employee for purposes of this Plan pursuant to Code Section 414(n) or (o) and the regulations thereunder.

1.48.   Inactive Participant means a former Active Participant who has an Account, as described in Section 2.2.

26	ARTICLE 1

1.49.   Insurer means Principal Life Insurance Company or the insurance company or companies named by (i) the Cooper Tire & Rubber Company or (ii) the Trustee in its discretion or as directed under the Trust Agreement.

1.50.   Investment Fund means the total of Plan assets, excluding the guaranteed benefit policy portion of any Annuity Contract. All or a portion of these assets may be held under, or invested pursuant to, the terms of a Trust Agreement. The Investment Fund shall be valued at current fair market value as of the Valuation Date. The valuation shall take into consideration investment earnings credited, expenses charged, payments made, and changes in the values of the assets held in the Investment Fund.

The Investment Fund shall be allocated at all times to Participants, except as otherwise expressly provided in the Plan. The Account of a Participant shall be credited with its share of the gains and losses of the Investment Fund. The part of a Participant’s Account invested in a funding arrangement that establishes one or more accounts or investment vehicles for such Participant thereunder shall be credited with the gain or loss from such accounts or investment vehicles. The part of a Participant’s Account invested in other funding arrangements shall be credited with a proportionate share of the gain or loss of such investments. The share shall be determined by multiplying the gain or loss of the investment by the ratio of the part of the Participant’s Account invested in such funding arrangement to the total of the Investment Fund invested in such funding arrangement.

1.51.   Investment Manager means any fiduciary (other than a trustee or Named Fiduciary): (a) who has the power to manage, acquire, or dispose of any assets of the Plan; (b) who (i) is registered as an investment adviser under the Investment Advisers Act of 1940; (ii) is not

27	ARTICLE 1

registered as an investment adviser under such Act by reason of paragraph (1) of section 203A(a) of such Act, is registered as an investment adviser under the laws of the state (referred to in such paragraph (1)) in which it maintains its principal office and place of business, and, at the time it last filed the registration form most recently filed by it with such state in order to maintain its registration under the laws of such state, also filed a copy of such form with the Secretary of Labor; (iii) is a bank, as defined in that Act; or (iv) is an insurance company qualified to perform services described in subparagraph (a) above under the laws of more than one state; and (c) who has acknowledged in writing being a fiduciary with respect to the Plan.

1.52.   Leased Employee means any person (other than an employee of the recipient) who, pursuant to an agreement between the recipient and any other person (“leasing organization”), has performed services for the recipient (or for the recipient and related persons determined in accordance with Code Section 414(n)(6)) on a substantially full time basis for a period of at least one year, and such services are performed under primary direction or control by the recipient. Contributions or benefits provided by the leasing organization to a Leased Employee, which are attributable to service performed for the recipient employer, shall be treated as provided by the recipient employer. A Leased Employee shall not be considered an employee of the recipient if: (a) such employee is covered by a money purchase pension plan providing (i) a non-integrated employer contribution rate of at least 10 percent of compensation, as defined in Code Section 415(c)(3), (ii) immediate participation, and (iii) full and immediate vesting, and (b) Leased Employees do not constitute more than 20 percent of the recipient’s non-highly compensated work force.

28	ARTICLE 1

1.53.   Life Expectancy means, for purposes of Article 9 (Required Minimum Distributions), life expectancy as computed by use of the Single Life Table in Q&A-1 in section 1.401(a)(9)-9 of the regulations.

1.54.   Limitation Year means, for purposes of Article 9 (Required Minimum Distributions) the consecutive 12 month period ending on each December 31. All qualified plans maintained by the Employer must use the same Limitation Year. If the Limitation Year is other than the calendar year, execution of this Plan (or any amendment to this Plan changing the Limitation Year) constitutes the Employer’s adoption of a written resolution electing the Limitation Year. If the Limitation Year is amended to a different consecutive 12 month period, the new Limitation Year must begin on a date within the Limitation Year in which the amendment is made.

1.55.   Mandatory Distribution means a distribution to a Participant that is made without the Participant’s consent and is made to the Participant before he attains the older of age 62 or his Normal Retirement Age.

1.56.   Matching Contributions mean employer contributions made to this or any other defined contribution plan, or to a contract described in Code Section 403(b), on behalf of a participant on account of a Participant Contribution made by such participant, or on account of a participant’s Elective Deferral Contributions, under a plan maintained by the Employer or a Controlled Group member.

1.57.   Maximum Annual Addition means, except for catch-up contributions described in Code Section 414(v), the Annual Addition that may be contributed or allocated to a Participant’s Account under the Plan for any Limitation Year. This amount shall not exceed the lesser of:

29	ARTICLE 1

(a)     The defined contribution dollar limitation under Code Section 415(c)(1)(A), which is $53,000 for 2015 and is automatically adjusted under Code Section 415(d), effective January 1 of each year, as published in the Internal Revenue Bulletin; or

(b)     100 percent of the Participant’s 415 Compensation for the Limitation Year. Any adjustment to the defined contribution dollar limitation shall apply to Limitation Years ending with or within the calendar year of the date of the adjustment, but a Participant’s Annual Additions for a Limitation Year cannot exceed the currently applicable dollar limitation (as in effect before the January 1 adjustment) prior to January 1. However, after a January 1 adjustment is made, Annual Additions for the entire Limitation Year are permitted to reflect the dollar limitation as adjusted on January 1.

1.58.   Named Fiduciary means Cooper Tire & Rubber Company, or any other person or entity appointed by the Compensation Committee of the Board of Directors to have authority to control and manage the operation and administration of the Plan.

1.59.   Non-highly Compensated Employee means an Employee of the Employer who is not a Highly Compensated Employee.

1.60.   Normal Form means, for purposes of Article 8 (Forms of Payment – Restricted Access Contributions), a single life annuity with a five 5 year certain period.

1.61.   Normal Retirement Age means the age at which the Participant’s Account becomes non-forfeitable if he is an Employee. A Participant’s Normal Retirement Age is the older of (a) age 65 or (b) his age on the date five years after the first day of the Plan Year in which his earliest Entry Date occurred. A Participant’s Normal Retirement Age shall not be older than age 70.

30	ARTICLE 1

1.62.   Normal Retirement Date means the date the Participant reaches his Normal Retirement Age. Unless otherwise provided in this Plan, a Participant’s retirement benefits shall begin on his Normal Retirement Date if he has had a Severance from Employment on such date. Even if the Participant is an Employee on his Normal Retirement Date, he may choose to have his retirement benefit begin on such date.

1.63.   Parental Absence means an Employee’s absence from work: (a) by reason of pregnancy of the Employee, (b) by reason of birth of a child of the Employee, (c) by reason of the placement of a child with the Employee in connection with adoption of such child by such Employee, or (d) for purposes of caring for such child for a period beginning immediately following such birth or placement.

1.64.   Participant means either an Active Participant or an Inactive Participant.

1.65.   Participant Contributions mean contributions (other than Roth Elective Deferral Contributions) made to the plan by or on behalf of a participant that are included in the participant’s gross income in the year in which made and that are maintained under a separate account to which the earnings and losses are allocated.

1.66.   Participant’s Account Balance means, for purposes of Article 9 (Required Minimum Distributions), the Account balance as of the last Valuation Date in the calendar year immediately preceding the Distribution Calendar Year (valuation calendar year) increased by the amount of any contributions made and allocated or forfeitures allocated to the Account as of dates in the valuation calendar year after the Valuation Date and decreased by distributions made in the valuation calendar year after the Valuation Date. The Account balance for the valuation calendar year includes any amounts rolled over or transferred to the Plan either in

31	ARTICLE 1

the valuation calendar year or in the Distribution Calendar Year if distributed or transferred in the valuation calendar year.

1.67. Participant’s Predecessor Employer means, for purposes of Section 4.2 (Limit on Annual Additions), a former employer of a Participant if the Employer maintains a plan that provides a benefit which the Participant accrued while performing services for the former employer. A Participant’s Predecessor Employer also means, with respect to a Participant, a former entity that antedates the Employer if, under the facts and circumstances, the Employer constitutes a continuation of all or a portion of the trade or business of the former entity.

1.68.   Period of Military Duty means, for a military Employee, the period of time from the date the Employee was first absent from active work for the Employer because of military duty to the date the Employee was re-employed. For this purpose a military Employee is an Employee who: (a) served as a member of the armed forces of the United States, and (b) was re-employed by the Employer at a time when the Employee had a right to reemployment in accordance with seniority rights as protected under Chapter 43 of Title 38 of the U.S. Code.

1.69.   Period of Service means a period of time beginning on an Employee’s Employment Commencement Date and ending on his Severance Date.

1.70.   Period of Severance means a period of time beginning on an Employee’s Severance Date and ending on the date he again performs an Hour of Service. A one year Period of Severance means a Period of Severance of 12 consecutive months. Solely for purposes of determining whether a one year Period of Severance has occurred for eligibility or vesting purposes, the consecutive 12 month period beginning on the first anniversary of the first date of a Parental Absence shall not be a one year Period of Severance.

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1.71.   Plan means the Cooper Tire & Rubber Company Pre-Tax Savings Plan (Texarkana) set forth in this document, including any later amendments to it.

1.72.   Plan Administrator means the person appointed by the Compensation Committee of the Board of Directors pursuant to the provisions of Section 11.1, and if no appointment is made, means the Chairman of the Committee.

1.73.   Plan Fund means the total of the Investment Fund and the guaranteed benefit policy portion of any Annuity Contract. The Investment Fund shall be valued as stated in its definition. The guaranteed benefit policy portion of any Annuity Contract shall be determined in accordance with the terms of the Annuity Contract and, to the extent that such Annuity Contract allocates contract values to Participants, allocated to Participants in accordance with its terms. The total value of all amounts held under the Plan Fund shall equal the value of the aggregate Participants’ Accounts under the Plan.

1.74.   Plan Year means the 12-month period beginning in January 1 and ending on the following December 31.

1.75.   Predecessor Employer means a firm of which the Employer was once a part (e.g., due to a spinoff or change of corporate status) or a firm absorbed by the Employer because of a merger or acquisition (stock or asset, including a division or an operation of such company).

1.76.   Pre-tax Elective Deferral Contributions mean a Participant’s Elective Deferral Contributions that are not includible in the Participant’s gross income at the time deferred.

1.77.   Qualified Joint and Survivor Annuity means, for purposes of Article 8 (Forms of Payment – Restricted Access Company Contributions), for a Participant who has a spouse, an immediate survivorship life annuity with installment refund, where the survivorship percentage

33	ARTICLE 1

is 50% and the Contingent Annuitant is the Participant’s spouse. A former spouse will be treated as the spouse to the extent provided under a qualified domestic relations order as described in Code Section 414(p). The amount of benefit payable under the Qualified Joint and Survivor Annuity shall be the amount of benefit that may be provided by the Participant’s Vested Account.

1.78.   Qualified Matching Contributions mean, for purposes of Section 4.1 (Excess Contributions and deferrals), Matching Contributions that are non-forfeitable when made to the plan and that are distributable only in accordance with the distribution provisions applicable to Elective Deferral Contributions, to the extent Qualified Matching Contributions can be distributed under such distribution provision.

1.79.   Qualified Military Service means any service in the uniformed services (as defined in Chapter 43 of Title 38 of the U.S. Code) by any individual if such individual is entitled to reemployment rights under such chapter with respect to such service.

1.80.   Qualified Non-elective Contributions mean, for purposes of Section 4.1 (Excess contributions and Deferrals), any employer contributions (other than Matching Contributions) that an Employee may not elect to have paid to him in cash instead of being contributed to the plan and that are non-forfeitable when made to the plan and that are distributable only in accordance with the distribution provisions applicable to Elective Deferral Contributions, to the extent Qualified Non-elective Contributions can be distributed under such distribution provision.

1.81.   Qualified Preretirement Survivor Annuity means, for purposes of Article 8 (Forms of Payment – Restricted Access Company Contributions), a single life annuity with installment

34	ARTICLE 1

refund payable to the surviving spouse of a Participant who dies before his Annuity Starting Date. A former spouse will be treated as the surviving spouse to the extent provided under a qualified domestic relations order as described in Code Section 414(p).

1.82.   Qualified Reservist Distribution means any distribution to an individual if: (a) such distribution is from an individual retirement plan, or from amounts attributable to employer contributions made pursuant to elective deferrals described in Code Section 402(g)(3)(A) or (C) or Code Section 501(c)(18)(D)(iii); (b) such individual was (by reason of being a member of a reserve component (as defined in Section 101 of Title 37 of the U.S. Code)) ordered or called to active duty after September 11, 2001 for a period in excess of 179 days or for an indefinite period; and (c) such distribution is made during the period beginning on the date of such order or call and ending at the close of the active duty period.

1.83.   Re-entry Date means the date a former Active Participant re-enters the Plan.

1.84.   Required Beginning Date means, for a Participant who is a 5-percent Owner, April 1 of the calendar year following the calendar year in which he attains age 70-1⁄2. Required Beginning Date means, for any Participant who is not a 5-percent Owner, April 1 of the calendar year following the later of the calendar year in which he attains age 70-1⁄2 or the calendar year in which he retires.

1.85.   Restricted Access Company Contributions mean additional contributions made by the Employer pursuant to Section 3.3.

1.86.   Retirement Date means the date, on or after a Participant’s Normal Retirement Date, that a retirement benefit will begin.

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1.87.   Rollover Contributions mean an amount distributed to an Employee that can be transferred directly or indirectly to this Plan from another Eligible Retirement Plan by an Eligible Employee or an Inactive Participant according to the provisions of Section 3.5.

1.88.   Roth Elective Deferral Contributions mean a Participant’s Elective Deferral Contributions that are not excludible from the Participant’s gross income at the time deferred and have been irrevocably designated as Roth Elective Deferral Contributions by the Participant in his Elective Deferral Agreement. Whether an Elective Deferral Contribution is not excludible from a Participant’s gross income will be determined in accordance with section 1.401(k)-1(f)(2) of the regulations.

1.89.   Severance Date means the earlier of: (a) the date on which an Employee quits, retires, dies, or is discharged, or (b) the first anniversary of the date an Employee begins a one year absence from service (with or without pay). This absence may be the result of any combination of vacation, holiday, sickness, disability, leave of absence, or layoff. Solely to determine whether a one year Period of Severance has occurred for eligibility or vesting purposes for an Employee who is absent from service beyond the first anniversary of the first day of a Parental Absence, Severance Date is the second anniversary of the first day of the Parental Absence. The period between the first and second anniversaries of the first day of the Parental Absence is not a Period of Service and is not a Period of Severance.

1.90.   Severance from Employment means an Employee has ceased to be an Employee. An Employee does not have a Severance from Employment if, in connection with a change of employment, the Employee’s new employer maintains the Plan with respect to the Employee.

36	ARTICLE 1

The Plan Administrator shall determine if a Severance from Employment has occurred in accordance with the regulations that are applicable to such determination.

1.91.   Totally and Permanently Disabled means that a Participant is disabled, as a result of sickness or injury, to the extent that he is prevented from engaging in any substantial gainful activity, and is eligible for and receives a disability benefit under Title II of the Federal Social Security Act.

1.92.   Trust Agreement means an agreement or agreements of trust between the Cooper Tire & Rubber Company and Trustee established for the purpose of holding and distributing the Trust Fund under the provisions of the Plan. The Trust Agreement may provide for the investment of all or any portion of the Trust Fund in the Annuity Contract or any other investment arrangement.

1.93.   Trust Fund means the total funds held under an applicable Trust Agreement. The term Trust Fund when used within a Trust Agreement shall mean only the funds held under that Trust Agreement.

1.94.   Trustee means the party or parties named in the applicable Trust Agreement.

1.95.   Valuation Date means the date on which the value of the assets of the Investment Fund is determined. The value of each Account that is maintained under this Plan shall be determined on the Valuation Date. In each Plan Year, the Valuation Date shall be the last day of the Plan Year. At the discretion of the Plan Administrator, Trustee, or Insurer (whichever applies) and in a non-discriminatory manner, assets of the Investment Fund may be valued more frequently. These dates shall also be Valuation Dates.

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1.96.   Vested Account means the vested part of a Participant’s Account. Because all Contributions are 100 percent vested when made, a Participant’s Vested Account is his Account.

1.97.   Year of Service means an Employee’s Period of Service. Years of Service shall be measured from his Employment Commencement Date to his most recent Severance Date. Years of Service shall be reduced by any Period of Severance that occurred prior to his most recent Severance Date, unless such Period of Severance is included under the service spanning rule below. This Period of Service shall be expressed as years and fractional parts of a year on the basis that 365 days equal one year. Vesting Service is modified as follows:

(a)     A Period of Military Duty shall be included as service with the Employer to the extent it has not already been credited.

(b)     A Period of Severance shall be deemed to be a Period of Service under either of the following conditions:

(i)     the Period of Severance immediately follows a period during which an Employee is not absent from work and ends within 12 months; or

(ii)     the Period of Severance immediately follows a period during which an Employee is absent from work for any reason other than quitting, being discharged, or retiring (such as a leave of absence or layoff) and ends within 12 months of the date he was first absent.

(c)     An Employee’s service with a member firm of a Controlled Group while both that firm and the Employer were members of the Controlled Group shall be included as service with the Employer.

38	ARTICLE 1

ARTICLE 2

PARTICIPATION

2.1.	Active Participant

(a)     For purposes of Restricted Access Company Contributions, an Employee shall first become an Active Participant (begin active participation in the Plan) on the earliest date on which he is an Eligible Employee. This date is his Entry Date for purposes of such Contributions.

(b)     For purposes of Contributions other than Restricted Access Company Contributions, an Employee shall first become an Active Participant (begin active participation in the Plan) on the earliest date on which he is an Eligible Employee and has completed 30 days of Eligibility Service and is eligible to join the applicable local unit of the United Steelworkers of America. This date is his Entry Date.

(c)     The following additional provisions apply to becoming an Active Participant:

(i)     Each Employee who was an Active Participant on the day before the Effective Date shall continue to be an Active Participant if he is still an Eligible Employee on such Effective Date and his Entry Date shall not change.

(ii)     In the event an Employee who is not an Eligible Employee becomes an Eligible Employee, he shall become an Active Participant for purposes of specified Contributions immediately if he has satisfied the eligibility requirements for such Contributions and would have otherwise previously become an Active Participant had he met the definition of Eligible Employee. This date is his Entry Date.

(d)     An Inactive Participant shall again become an Active Participant (resume active participation in the Plan) for purposes of the Contributions for which he previously had an Entry Date on the date he again performs an Hour of Service as an Eligible Employee. This date is his Re-entry Date for such Contributions. Upon again becoming an Active Participant, he shall cease to be an Inactive Participant.

39	ARTICLE 2

(e)     A former Participant shall again become an Active Participant (resume active participation in the Plan) for purposes of the Contributions for which he previously had an Entry Date on the date he again performs an Hour of Service as an Eligible Employee. This date is his Re-entry Date for such Contributions.

2.2.	Inactive Participant

An Active Participant shall become an Inactive Participant on the earlier of the following: (a) the date he ceases to be an Eligible Employee, or (b) the effective date of complete termination of the Plan under Article 10.

An Employee or former Employee who was an Inactive Participant on the day before the Effective Date of this restatement (as determined in the Introduction) shall continue to be an Inactive Participant on such restatement Effective Date. Eligibility for any benefits payable to the Participant or on his behalf and the amount of the benefits shall be determined according to the provisions of the prior document, unless otherwise stated in this document or any subsequent documents.

2.3.	Cessation of Participation

A Participant shall cease to be a Participant on the date he is no longer an Eligible Employee and his Account is zero.

40	ARTICLE 2

ARTICLE 3

CONTRIBUTIONS

3.1.	Elective Deferral Contributions

(a)     The amount of each Elective Deferral Contribution for a Participant shall be equal to a portion of Compensation as specified in an Elective Deferral Agreement. Such Elective Deferral Contribution shall not be made before the later of (i) the adoption or effective date of the cash or deferred arrangement (CODA) or (ii) the date the Participant signs the Elective Deferral Agreement; provided that no Elective Deferral Agreement is required for any Elective Deferral Contributions made in accordance with any automatic election under (c) below. Elective Deferral Contributions are 100 percent vested and non-forfeitable.

(b)     An Employee who is eligible to participate in the Plan for purposes of Elective Deferral Contributions may file an Elective Deferral Agreement with the Employer.

(i)     The Participant may modify or terminate an Elective Deferral Agreement by filing a new Elective Deferral Agreement. An Elective Deferral Agreement shall remain in effect until modified or terminated by a Participant. An Elective Deferral Agreement may also be terminated according to the terms of an automatic contribution arrangement. Elective Deferral Contributions may not less than 1 percent, nor more than 75 percent, of Compensation. The maximum deferral percentage shall apply to all Elective Deferral Contributions, including Catch-up Contributions.

(ii)     An Elective Deferral Agreement to start or modify Elective Deferral Contributions shall be effective as soon as administratively feasible on or after the Participant’s Entry Date (Re-entry Date, if applicable) or any following date. An Elective Deferral Agreement must be entered into on or before the date it is effective. An Elective Deferral Agreement to stop Elective Deferral Contributions may be entered into on any date. Such Elective Deferral Agreement shall be effective as soon as administratively feasible following the date on which the Elective Deferral Agreement is entered into.

(iii)     Elective Deferral Contributions made pursuant to an Elective Deferral Agreement or the terms of an automatic contribution arrangement shall not be

41	ARTICLE 3

made earlier than the date (A) the Participant performs the services that relate to such Elective Deferral Contributions or (B) the Compensation used to calculate such Elective Deferral Contributions would be payable to the Participant if not contributed to the Plan. Elective Deferral Contributions shall be allocated to the Participants for whom such Contributions are made and shall be allocated when made and credited to the Participant’s Account.

(c)    The Plan provides for an automatic election to have Elective Deferral Contributions made. The automatic Elective Deferral Contribution shall be Pre-tax Elective Deferral Contributions and shall be 3% of Compensation. The Participant may affirmatively elect a different percentage or elect not to make Elective Deferral Contributions. The automatic election shall apply when a Participant first becomes eligible to make Elective Deferral Contributions (or again becomes eligible after a period during which he was not an Active Participant) and shall begin as soon as administratively feasible 60 days after the later of his Entry Date or Re-entry Date, whichever is applicable.

(i)     The Participant shall be provided a notice that explains the automatic election and his right to elect a different rate of Elective Deferral Contributions or to elect not to make Elective Deferral Contributions. The notice shall include the procedure for exercising that right and the timing for implementing any such election. The Participant shall be given a reasonable period thereafter to elect a different rate of Elective Deferral Contributions or to elect not to make Elective Deferral Contributions.

(ii)     Each Active Participant affected by the automatic election shall be provided an annual notice that explains the automatic election and his right to elect a different rate of Elective Deferral Contributions or to elect not to make Elective Deferral Contributions. The notice shall include the procedure for exercising those rights and the timing for implementing any such elections.

(d)     Eligible Employees at the Clarksdale, Mississippi location shall not be allowed to make Elective Deferral Contributions.

(e)     A Participant who is age 50 or older by the end of the taxable year shall be eligible to make Catch-up Contributions.

42	ARTICLE 3

(f)     Elective Deferral Contributions shall be subject to the limit on Excess Elective Deferrals described in Section 4.1.

3.2.	Company Contributions

Company Contributions will no longer be made on or after January 1, 2012. As of January 1, 2015, all Participants are 100 percent vested in Company Contributions.

3.3.	Restricted Access Company Contributions

(a)     For payroll periods beginning on or after July 1, 2012, the Employer shall make Restricted Access Company Contributions for Employees with an Employment Commencement Date on or after February 1, 2012, in an amount equal to 3% of Compensation for the payroll period for each person who is an Active Participant on the last day of that period. Restricted Access Company Contributions are 100 percent vested when made.

(b)     Restricted Access Company Contributions shall be allocated to the persons for whom such Contributions are made. Such Contributions shall be allocated when made and credited to the person’s Account.

3.4.	Special Rules Regarding Employer Contributions

(a)     If Leased Employees are Eligible Employees, in determining the amount of Employer Contributions allocated to a person who is a Leased Employee, contributions provided by the leasing organization that are attributable to services such Leased Employee performs for the Employer shall be treated as provided by the Employer. Those contributions shall not be duplicated under this Plan.

(b)     All Contributions are forwarded by the Employer to (i) the Trustee to be deposited in the Trust Fund or otherwise invested by the Trustee in accordance with the

43	ARTICLE 3

relevant documents; or (ii) the Insurer to be deposited under the Annuity Contract, as applicable.

3.5.	Rollover Contributions

A Rollover Contribution may be made by an Eligible Employee (other than an Eligible Employee at the Clarksdale, Mississippi location) or an Inactive Participant, and credited to his Account, if the conditions in this section are met. The part of the Participant’s Account resulting from Rollover Contributions is 100 percent vested and non-forfeitable at all times.

(a)     The Contribution is a Participant Rollover Contribution or a direct rollover of an Eligible Rollover Distribution made from the types of plans and types of contributions specified below.

(i)     Direct Rollovers. The Plan will accept a direct rollover of an Eligible Rollover Distribution from a qualified plan described in Code Section 401(a) or 403(a), including after-tax employee contributions and excluding any portion of a designated Roth account.

(ii)     Participant Rollover Contributions from Other Plans. The Plan will accept a Participant contribution of an Eligible Rollover Distribution from a qualified plan described in Code Section 401(a) or 403(a), excluding after-tax employee contributions and excluding distributions of a designated Roth account.

(b)     The Contribution is of amounts that the Code permits to be transferred to a plan that meets the requirements of Code Section 401(a).

(c)     The Contribution is made in the form of a direct rollover under Code Section 401(a)(31) or is a rollover made under Code Section 402(c) or 408(d)(3)(A) within 60 days after an Eligible Employee or Inactive Participant receives the distribution.

(d)     The Eligible Employee or Inactive Participant furnishes evidence satisfactory to the Plan Administrator that the proposed rollover meets conditions (a), (b), and (c) above. Such

44	ARTICLE 3

evidence must be reasonable and cannot effectively eliminate or substantially impair such person’s right to elect a direct rollover.

(e)     In the case of an Inactive Participant, the Contribution must be of an amount distributed from another plan of the Employer or a plan of a Controlled Group member.

(f)     A Rollover Contribution shall be allowed in cash only and must be made according to procedures set up by the Plan Administrator.

(g)     If the Eligible Employee is not an Active Participant when the Rollover Contribution is made, he shall be deemed to be an Active Participant only for the purpose of investment and distribution of the Rollover Contribution. Employer Contributions shall not be made for or allocated to the Eligible Employee until the time he meets all of the requirements to become an Active Participant.

(h)     Separate accounting records shall be maintained for those parts of his Rollover Contributions consisting of (i) voluntary contributions which were deducted from the Participant’s gross income for Federal income tax purposes and (ii) after-tax employee contributions, including the portion that would not have been includible in the Participant’s gross income if the contributions were not rolled over into this Plan.

45	ARTICLE 3

ARTICLE 4

LIMITATIONS ON CONTRIBUTIONS

4.1.	Excess Contributions and Deferrals

(a)     Excess Elective Deferrals. A Participant may assign to this Plan any Excess Elective Deferrals made during a taxable year of the Participant by notifying the Plan Administrator in writing on or before the first following March 1 of the amount of the Excess Elective Deferrals to be assigned to the Plan. A Participant is deemed to notify the Plan Administrator of any Excess Elective Deferrals that arise by taking into account only those Elective Deferral Contributions made to this Plan and any other plan, contract, or arrangement of the Employer or a Controlled Group member. The Participant’s claim for Excess Elective Deferrals shall be accompanied by the Participant’s written statement that if such amounts are not distributed, such Excess Elective Deferrals will exceed the limit imposed on the Participant by Code Section 402(g) (including, if applicable, the dollar limitation on Catch-up Contributions under Code Section 414(v)) for the year in which the deferral occurred. The Excess Elective Deferrals assigned to this Plan cannot exceed the Elective Deferral Contributions allocated under this Plan for such taxable year.

Notwithstanding any other provisions of the Plan, Elective Deferral Contributions in an amount equal to the Excess Elective Deferrals assigned to this Plan, plus any income and minus any loss allocable thereto, shall be distributed no later than April 15 to any Participant to whose Account Excess Elective Deferrals were assigned for the preceding year and who claims Excess Elective Deferrals for such taxable year or calendar year. Distribution of Excess Elective Deferral Contributions shall be made on a pro rata basis from the Participant’s Account

46	ARTICLE 4

resulting from Pre-tax Elective Deferral Contributions and Roth Elective Deferral Contributions in the same proportion that such Contributions were made for the applicable year.

The Excess Elective Deferrals shall be adjusted for any income or loss. The income or loss allocable to such Excess Elective Deferrals shall be equal to the income or loss allocable to the Participant’s Elective Deferral Contributions for the taxable year in which the excess occurred multiplied by a fraction. The numerator of the fraction is the Excess Elective Deferrals. The denominator of the fraction is the closing balance without regard to any income or loss occurring during such taxable year (as of the end of such taxable year) of the Participant’s Account resulting from Elective Deferral Contributions. For purposes of determining income or loss on Excess Elective Deferrals, no adjustment shall be made for income or loss for the gap period.

Any Matching Contributions that were based on the Elective Deferral Contributions distributed as Excess Elective Deferrals, plus any income and minus any loss allocable thereto, shall be forfeited.

(b)     ADP Test. As of the end of each Plan Year after Excess Elective Deferrals have been determined, the Plan must satisfy the ADP Test. The ADP Test shall be satisfied using the current year testing method described below. The ADP for a Plan Year for Eligible Participants who are Highly Compensated Employees for each Plan Year and the ADP for Eligible Participants who are Non-highly Compensated Employees for the Plan Year must satisfy one of the following tests:

(i)     The ADP for a Plan Year for Eligible Participants who are Highly Compensated Employees for the Plan Year shall not exceed the ADP for Eligible Participants who are Non-highly Compensated Employees for the Plan Year multiplied by 1.25; or

47	ARTICLE 4

(ii)     The ADP for a Plan Year for Eligible Participants who are Highly Compensated Employees for the Plan Year:

(A)     shall not exceed the ADP for Eligible Participants who are Non-highly Compensated Employees for the Plan Year multiplied by 2, and

(B)     the difference between such ADPs is not more than 2.

The election to use the current year testing method cannot be changed unless (i) the Plan has been using the current year testing method for the preceding five Plan Years, or if less, the number of Plan Years the Plan has been in existence; or (ii) if as a result of a merger or acquisition described in Code Section 410(b)(6)(C)(i), the Employer maintains both a plan using the prior year testing method and a plan using the current year testing method and the change is made within the transition period described in Code Section 410(b)(6)(C)(ii).

A Participant is a Highly Compensated Employee for a particular Plan Year if he meets the definition of a Highly Compensated Employee in effect for that Plan Year. Similarly, a Participant is a Non-highly Compensated Employee for a particular Plan Year if he does not meet the definition of a Highly Compensated Employee in effect for that Plan Year.

The Deferral Percentage for any Eligible Participant who is a Highly Compensated Employee for the Plan Year and who is eligible to have Elective Deferral Contributions (and Qualified Non-elective Contributions or Qualified Matching Contributions, or both, if treated as Elective Deferral Contributions for purposes of the ADP Test) allocated to his account under two or more arrangements described in Code Section 401(k) that are maintained by the Employer or a Controlled Group member shall be determined as if such Elective Deferral Contributions (and, if applicable, such Qualified Non-elective Contributions or Qualified Matching Contributions, or both) were made under a single arrangement. If a Highly Compensated Employee participates

48	ARTICLE 4

in two or more cash or deferred arrangements of the Employer or of a Controlled Group member that have different plan years, all Elective Deferral Contributions made during the Plan Year shall be aggregated. The foregoing notwithstanding, certain plans shall be treated as separate if mandatorily disaggregated under the regulations of Code Section 401(k).

In the event this Plan satisfies the requirements of Code Section 401(k), 401(a)(4), or 410(b) only if aggregated with one or more other plans, or if one or more other plans satisfy the requirements of such Code sections only if aggregated with this Plan, then this section shall be applied by determining the Deferral Percentage of Employees as if all such plans were a single plan. Plans may be aggregated in order to satisfy Code Section 401(k) only if they have the same plan year and use the same testing method for the ADP Test.

For purposes of the ADP Test, Elective Deferral Contributions, Qualified Non-elective Contributions, and Qualified Matching Contributions must be made before the end of the 12 month period immediately following the Plan Year to which the contributions relate.

If the Plan Administrator should determine during the Plan Year that the ADP Test is not being met, the Plan Administrator may limit the amount of future Elective Deferral Contributions of the Highly Compensated Employees.

Notwithstanding any other provisions of this Plan, Excess Contributions, plus any income and minus any loss allocable thereto, shall be distributed no later than 12 months after the last day of a Plan Year to Participants to whose Accounts such Excess Contributions were allocated for such Plan Year, except to the extent such Excess Contributions are classified as Catch-up Contributions. Excess Contributions are allocated to the Highly Compensated Employees with the largest amounts of employer contributions taken into account in calculating the ADP Test

49	ARTICLE 4

for the year in which the excess arose, beginning with the Highly Compensated Employee with the largest amount of such employer contributions and continuing in descending order until all of the Excess Contributions have been allocated. If a Highly Compensated Employee participates in two or more cash or deferred arrangements of the Employer or of a Controlled Group member, the amount distributed shall not exceed the amount of the employer contributions taken into account in calculating the ADP test and made to this Plan for the year in which the excess arose. If Catch-up Contributions are allowed for the Plan Year being tested, to the extent a Highly Compensated Employee has not reached his Catch-up Contribution limit under the Plan for such year, Excess Contributions allocated to such Highly Compensated Employee are Catch-up Contributions and will not be treated as Excess Contributions. If such excess amounts (other than Catch-up Contributions) are distributed more than 2-1⁄2 months after the last day of the Plan Year in which such excess amounts arose, a 10-percent excise tax shall be imposed on the employer maintaining the plan with respect to such amounts. Excess Contributions shall be treated as Annual Additions under Section 4.3, even if distributed.

The Excess Contributions shall be adjusted for any income or loss. The income or loss allocable to such Excess Contributions allocated to each Participant shall be equal to the income or loss allocable to the Participant’s Elective Deferral Contributions (and, if applicable, Qualified Non-elective Contributions or Qualified Matching Contributions, or both) for the Plan Year in which the excess occurred multiplied by a fraction. The numerator of the fraction is the Excess Contributions. The denominator of the fraction is the closing balance without regard to any income or loss occurring during such Plan Year (as of the end of such Plan Year) of the Participant’s Account resulting from Elective Deferral Contributions (and Qualified Non-elective

50	ARTICLE 4

Contributions or Qualified Matching Contributions, or both, if such contributions are included in the ADP Test). For purposes of determining income or loss on Excess Contributions, no adjustment shall be made for income or loss for the gap period.

Excess Contributions allocated to a Participant shall be distributed from the Participant’s Account resulting from Elective Deferral Contributions. If such Excess Contributions exceed the amount of Excess Contributions in the Participant’s Account resulting from Elective Deferral Contributions, the balance shall be distributed from the Participant’s Account resulting from Qualified Matching Contributions (if applicable) and Qualified Non-elective Contributions, respectively. Distribution of Excess Contributions shall be made on a pro rata basis from the Participant’s Account resulting from Pre-tax Elective Deferral Contributions and Roth Elective Deferral Contributions in the same proportion that such Contributions were made for the applicable year.

Any Matching Contributions that were based on the Elective Deferral Contributions distributed as Excess Contributions, plus any income and minus any loss allocable thereto, shall be forfeited.

4.2.	Limit on Annual Additions

Contributions to the Plan shall be limited in accordance with Code Section 415 and the regulations thereunder.

(a)     If the Participant does not participate in another defined contribution plan, as defined in section 1.415(c)-1(a)(2)(i) of the regulations (without regard to whether the plan(s) have been terminated) maintained by the Employer, the amount of Annual Additions that may be credited to the Participant’s Account for any Limitation Year shall not exceed the lesser of

51	ARTICLE 4

the Maximum Annual Addition or any other limitation contained in this Plan. If the Employer Contribution that would otherwise be contributed or allocated to the Participant’s Account would cause the Annual Additions for the Limitation Year to exceed the Maximum Annual Addition, the amount contributed or allocated shall be reduced so that the Annual Additions for the Limitation Year will equal the Maximum Annual Addition.

(b)     If, in addition to this Plan, the Participant is covered under another defined contribution plan, as defined in section 1.415(c)-1(a)(2)(i) of the regulations, (without regard to whether the plan(s) have been terminated) maintained by the Employer that provides an Annual Addition during any Limitation Year, the Annual Additions that may be credited to a Participant’s Account under this Plan for any such Limitation Year will not exceed the Maximum Annual Addition, reduced by the Annual Additions credited to a Participant’s account under the other defined contribution plan(s) for the same Limitation Year. If the Annual Additions with respect to the Participant under the other defined contribution plan(s) maintained by the Employer are less than the Maximum Annual Addition, and the Employer Contribution that would otherwise be contributed or allocated to the Participant’s Account under this Plan would cause the Annual Additions for the Limitation Year to exceed this limitation, the amount contributed or allocated will be reduced so that the Annual Additions under all such plans and funds for the Limitation Year will equal the Maximum Annual Addition. If the Annual Additions with respect to the Participant under the other defined contribution plan(s) in the aggregate are equal to or greater than the Maximum Annual Addition, no amount will be contributed or allocated to the Participant’s Account under this Plan for the Limitation Year.

52	ARTICLE 4

(c)     The limitation of this section shall be determined and applied taking into account the following rules:

(i)     For purposes of applying the limitations of this section for a Limitation Year, all defined contribution plans (as defined in section 1.415(c)-1(a)(2)(i) of the regulations and without regard to whether the plan(s) have been terminated) ever maintained by the Employer and all defined contribution plans of a Participant’s Predecessor Employer (in the Limitation Year in which such Participant’s Predecessor Employer is created) under which a Participant receives Annual Additions are treated as one defined contribution plan.

(ii)     The Annual Additions under a formerly affiliated plan (as defined in section 1.415(f)-1(b)(2)(ii) of the regulations) of the Employer are taken into account for purposes of applying the limitations of this section for the Limitation Year in which the cessation of affiliation took place.

(iii)     The limitations of this section are not exceeded for the first Limitation Year in which two or more existing plans, which previously were not required to be aggregated pursuant to section 1.415(f) of the regulations, are aggregated, provided that no Annual Additions are credited to a Participant after the date on which the plans are required to be aggregated if the Annual Additions already credited to the Participant in the existing plans equal or exceed the Maximum Annual Addition.

(iv)     If the Employer maintains a multiemployer plan, as defined in Code Section 414(f), and the multiemployer plan so provides, only the Annual Additions under the multiemployer plan that are provided by the Employer shall be treated as Annual Additions provided under a plan maintained by the Employer for purposes of this section.

53	ARTICLE 4

ARTICLE 5

INVESTMENTS

5.1.	Investment of Contributions

(a)     The handling of Contributions and Plan assets is governed by the provisions of the Trust Agreement and any other relevant document, such as an Annuity Contract (for the purposes of this paragraph alone, the Trust Agreement and such other documents will each be referred to as a “document” or collectively as the “documents”), duly entered into by or with regard to the Plan that govern such matters. To the extent permitted by the documents, the parties named below shall direct the Contributions for investment in any of the investment options available to the Plan under or through the documents, and may request the transfer of amounts resulting from those Contributions between such investment options.

(b)    The Participant shall direct the investment of all Elective Deferral Contributions, Company Contributions, and Rollover Contributions, and the transfer of amounts resulting from those Contributions.

(i)     If a Participant has provided investment direction for all or certain specific Contributions made to his Account, such Contributions shall be invested in accordance with such direction to the extent possible. If an investment option selected by the Participant in that investment direction is no longer available and a new investment option is not selected by the Participant (in lieu of the one that is no longer available) by the deadline set by a fiduciary of the Plan (or by the date the investment option is no longer available), all amounts currently held in the investment option that is no longer available and future Contributions directed to such investment option by the Participant (and made after such deadline or date) shall be invested in the appropriate default investment option.

(ii)     To the extent that a Participant who has the ability to provide investment direction (either on an ongoing basis or in response to a notice from a fiduciary of the Plan) fails to give timely investment direction, the amount in the Participant’s Account for which no investment direction is received shall be invested in the appropriate default investment option.

54	ARTICLE 5

(iii)     A Participant may not direct the investment of all or any portion of his Account in collectibles. Collectibles mean any work of art, rug or antique, metal or gem, stamp or coin, alcoholic beverage, or other tangible personal property specified by the Secretary of the Treasury. However, certain coins and bullion as provided in Code Section 408(m)(3) shall not be considered collectibles.

(iv)     No Contributions may be invested in the Cooper Tire Securities Fund and no transfers may be made from any investment option to the Cooper Tire Securities Fund.

(c)     The Cooper Tire & Rubber Company shall direct the investment and the transfer of amounts resulting from Restricted Access Company Contributions, and for all amounts that have not been allocated to Participants. However, the Named Fiduciary may delegate to the Investment Manager investment direction for Contributions and amounts that are not subject to Participant direction.

5.2.	Cooper Tire Securities

The Plan no longer maintains an ESOP component and no portion of any Participant’s Account is intended to primarily be invested in Cooper Tire Securities. Amounts previously invested in the Cooper Tire Securities Fund shall remain invested in the Cooper Tire Securities Fund until transferred to another investment option by the Participant’s direction in accordance with Section 5.1. Except as provided in (e) below, no additional funds may be invested in the Cooper Tire Securities Fund regardless of the source of such funds. Even though the Plan no longer maintains an ESOP component, the provisions below continue to govern the portion of a Participant’s Account invested in Cooper Tire Securities:

(a)     As provided in Section 7.3, a Participant may elect to receive a distribution in kind of any portion of the Participant’s Account held in the Cooper Tire Securities Fund.

55	ARTICLE 5

(b)     The portion of the Participant’s Account held in the Cooper Tire Securities Fund shall be distributed in accordance with Article 6, but no later than the date required under Code Section 409(o).

(c)     The portion of the Participant’s Account held in the Cooper Tire Securities Fund shall be subject to diversification through the Participant’s investment direction authority under Section 5.1.

(d)     Voting rights and tender offers with respect to Cooper Tire Securities held in a Participant’s Account will be passed through to Participants. The Employer may develop procedures to facilitate the exercise of votes or tender rights.

(i)     Each Participant shall be entitled to one vote for each share credited to his Account.

(ii)     If some or all of the Participants have not directed or have not timely directed the Trustee on how to vote, then the Trustee shall vote such Cooper Tire Securities in the same proportion as those shares of Cooper Tire Securities for which the Trustee has received proper direction for such matter.

(iii)     As soon as practicable after the commencement of a tender or exchange offer for Cooper Tire Securities, the Employer shall cause each person with power to control the response to such tender or exchange offer to be advised in writing the terms of the offer and, if applicable, to be provided with a form for instructing the Trustee, or for revoking such instruction, to tender or exchange shares of Cooper Tire Securities, to the extent permitted under the terms of such offer. If some or all of the Participants have not directed or have not timely directed the Trustee on how to tender, then the Trustee shall tender such Cooper Tire Securities in the same proportion as those shares of Cooper Tire Securities for which the Trustee has received proper direction for such matter.

(iv)     The Trustee shall hold the Participant’s individual directions with respect to voting rights or tender decisions in confidence and, except as required by law, shall not divulge or release such individual directions to anyone associated with the Employer.

56	ARTICLE 5

(e)     Dividends on Cooper Tire Securities held in the Account of a Participant, Beneficiary or Alternate Payee will be paid as follows:

(i)     Stock Dividend. In the event of any stock dividend or any stock split, such dividend or split shall be credited to the Accounts based on the number of shares of Cooper Tire Securities credited to each Account as of the payable date of such dividend or split.

(ii)     Cash Dividend Election. Cash dividends paid on shares of Cooper Tire Securities credited to an Account as of the record date of such dividend will be either: (A) added to the balance of the Account and reinvested in Cooper Tire Securities; or (B) paid to the Participant, Beneficiary or Alternate Payee if so elected under the procedures outlined below.

(iii)     Election. An election hereunder must be made in such manner and in accordance with such rules as may be prescribed for this purpose by the Plan Administrator. In the absence of an affirmative election, any cash dividends will be added to the Account and reinvested in Cooper Tire Securities. To the extent so prescribed by the Plan Administrator, an election hereunder will be “evergreen” – that is, it will continue to apply until changed by the Participant, Beneficiary or Alternate Payee.

57	ARTICLE 5

ARTICLE 6

WITHDRAWALS AND DISTRIBUTIONS

6.1.	Retirement Benefits

On a Participant’s Retirement Date, his Vested Account shall be distributed to him according to the applicable distribution of benefits provisions of Articles 7 and 8.

6.2.	Death Benefits

If a Participant dies before his Annuity Starting Date, his Vested Account shall be distributed according to the applicable distribution of benefits provisions of Articles 7 and 8.

6.3.	Vested Benefits

(a)     If an Inactive Participant’s Vested Account is not payable under Section 6.8 (Small Amounts), he may elect, but is not required, to receive a distribution of any part of his Vested Account after he has a Severance from Employment. A distribution under this paragraph shall be a retirement benefit and shall be distributed to the Participant according to the applicable distribution of benefits provisions of Articles 7 and 8. If an Inactive Participant does not receive an earlier distribution, upon his Retirement Date or death, his Vested Account shall be distributed according to the applicable provisions of this Article.

Notwithstanding the foregoing, an Inactive Participant cannot elect to receive a distribution from that part of his Vested Account resulting from Restricted Access Company Contributions equal to or in excess of $10,000 before he has had a Severance from Employment and reaches a Retirement Date. The Participant’s election shall be subject to his spouse’s consent as provided in Article 8.

(b)     A Participant may not elect to receive a distribution under the provisions of this

58	ARTICLE 6

section after he again becomes an Employee until he subsequently has a Severance from Employment and meets the requirements of this section.

(c)     A Participant who has been performing Qualified Military Service for a period of more than 30 days is deemed to have had a severance from employment (as described in Code Section 414(u)(12)(B)(i)) for purposes of requesting a distribution of his Vested Account resulting from Elective Deferral Contributions. The Plan will suspend Elective Deferral Contributions for six months after receipt of the distribution. If the Participant is also eligible to receive a Qualified Reservist Distribution and the distribution could be either type of distribution, the distribution will be treated as a Qualified Reservist Distribution.

6.4.	When Benefits Start

(a)     Unless otherwise elected by the Participant, benefits shall begin no later than the 60th day following the close of the Plan Year in which the latest date below occurs:

(i)     The date the Participant attains age 65 (or Normal Retirement Age, if earlier).

(ii)     The 10th anniversary of the Participant’s Entry Date.

(iii)     The date the Participant terminates service with the Employer.

Notwithstanding the foregoing, the failure of a Participant to consent to a distribution while a benefit is immediately distributable, within the meaning of Section 8.3 (Election Procedures), shall be deemed to be an election to defer the start of benefits sufficient to satisfy this section.

(b)     Any provision herein to the contrary notwithstanding, no distributions shall be made under this Plan until after the prescribed distribution application is completed and filed with the Plan Administrator, unless such distribution is payable under Section 6.8 (Small Amounts). The Participant shall not elect a date for beginning benefits or a form of distribution

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that would result in a benefit payable when he dies which would be more than incidental within the meaning of governmental regulations.

(c)     Benefits shall begin on an earlier date if otherwise provided in the Plan (e.g., the Participant’s Retirement Date or Required Beginning Date, as defined in Article 9).

(d)     The Participant’s Vested Account resulting from Elective Deferral Contributions may not be distributed earlier than Severance from Employment, death, or disability. However, such amount may be distributed upon:

(i)     Termination of the Plan, as permitted in Article 10.

(ii)     The attainment of age 59-1⁄2 as permitted for withdrawals in Section 6.5.

(iii)     The attainment of Normal Retirement Age.

(iv)     A federally declared disaster, where resulting legislation authorizes such a distribution.

The Participant’s Vested Account resulting from Elective Deferral Contributions may also be distributed:

(i)     As a hardship withdrawal, as permitted in Section 6.5.

(ii)     As a Qualified Reservist Distribution, as permitted in Section 6.5.

(iii)     Upon a Participant’s deemed severance from employment as described in Code Section 414(u)(12)(B)(i) and as permitted in Section 6.3.

All distributions that may be made pursuant to one or more of the foregoing distributable events will be a retirement benefit and shall be distributed to the Participant according to the applicable distribution of benefits provisions of Articles 7 and 8. In addition, distributions that are triggered by the termination of the Plan must be made in a lump sum. A lump sum shall include a distribution of an annuity contract.

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6.5.	Withdrawal Benefits

A request for withdrawal shall be made in such manner and in accordance with such rules as the Employer shall prescribe for this purpose (including by means of voice response or other electronic means under circumstances the Employer permits). Withdrawals shall be a retirement benefit and shall be distributed to the Participant according to the applicable distribution of benefits provisions of Articles 7 and 8. A Participant may make only one withdrawal, for either age 59-1⁄2 or financial hardship purposes, in any 12-month period. A forfeiture shall not occur solely as a result of a withdrawal.

(a)     Withdrawal after Age 59-1⁄2. A Participant who has attained age 59-1⁄2 may withdraw any part of his Vested Account resulting from Elective Deferral Contributions and Company Contributions.

(b)     Financial Hardship Withdrawal. A Participant may withdraw any part of his Vested Account resulting from Elective Deferral Contributions and Company Contributions in the event of hardship due to an immediate and heavy financial need. Withdrawals from the Participant’s Account resulting from Elective Deferral Contributions shall be limited to the amount of the Participant’s Elective Deferral.

(i)     Immediate and heavy financial need shall be limited to: (A) expenses incurred or necessary for medical care that would be deductible under Code Section 213(a) (determined without regard to whether the expenses exceed the stated limit on adjusted gross income); (B) the purchase (excluding mortgage payments) of a principal residence for the Participant; (C) payment of tuition, related educational fees, and room and board expenses, for up to the next 12 months of post-secondary education for the Participant, his spouse, children, or dependents (as defined in Code Section 152 without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)); (D) payments necessary to prevent the eviction of the Participant from, or foreclosure on the mortgage of, the Participant’s principal residence; (E) payments for funeral or burial expenses for the Participant’s deceased parent, spouse, child, or dependent (as defined in Code

61	ARTICLE 6

Section 152 without regard to Code Section 152(d)(1)(B)); (F) expenses to repair damage to the Participant’s principal residence that would qualify for a casualty loss deduction under Code Section 165 (determined without regard to whether the loss exceeds 10% of adjusted gross income); or (G) any other distribution which is deemed by the Commissioner of Internal Revenue to be made on account of immediate and heavy financial need as provided in Treasury regulations.

(ii)     No withdrawal shall be allowed which is not necessary to satisfy such immediate and heavy financial need. Such withdrawal shall be deemed necessary only if all of the following requirements are met: (A) the distribution is not in excess of the amount of the immediate and heavy financial need (including amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution); (B) the Participant has obtained all distributions, other than hardship distributions, and all nontaxable loans currently available under all plans maintained by the Employer; and (C) the Plan, and all other plans maintained by the Employer, provide that the Participant’s elective contributions and participant contributions will be suspended for at least six months after receipt of the hardship distribution. The Plan will suspend elective contributions and participant contributions for six months as provided in the preceding sentence. A Participant shall not cease to be an Eligible Participant, merely because his elective contributions or participant contributions are suspended.

(c)     Qualified Reservist Distribution. A Participant may withdraw any part of his Vested Account resulting from Elective Deferral Contributions if such distribution meets the requirements to be a Qualified Reservist Distribution.

6.6.	Loans to Participants

(a)     Loans shall be made available to all Participants on a reasonably equivalent basis. For purposes of this Section 6.6, and unless otherwise specified, Participant means any Participant or Beneficiary who is a party-in-interest as defined in ERISA. Loans shall not be made to Highly Compensated Employees in an amount greater than the amount made available to other Participants. The availability of loans are restricted as follows:

(i)     Loans shall not be available to Employees who are currently on a leave of absence.

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(ii)     If a Participant is not working due to a strike, no new loans will be available during that time.

(iii)     Loans shall not be available from the portion of the Participant’s Vested Account resulting from Restricted Access Company Contributions

(b)     A loan to a Participant shall be a Participant directed investment of his Account. The loan is a Trust Fund investment but no Account other than the borrowing Participant’s Account shall share in the interest paid on the loan or bear any expense or loss incurred because of the loan. The portion of the Participant’s Account held in the Cooper Tire Securities Fund may be redeemed for purposes of a loan only after the amount held in other investment options has been depleted.

(c)     The number of outstanding loans shall be limited to one and the minimum amount of any loan shall be $500. Loans must be adequately secured and shall bear a fixed rate of interest based on the Prime Rate of the Wall Street Journal. The Plan Administrator shall not discriminate among Participants in the matter of interest rates, but loans granted at different times may bear different interest rates in accordance with the current appropriate standards.

(d)     The amount of the loan shall not exceed the maximum amount that may be treated as a loan under Code Section 72(p) (rather than a distribution) to the Participant and shall be equal to the lesser of (a) or (b) below:

(i)     $50,000, reduced by the highest outstanding loan balance of loans during the one-year period ending on the day before the new loan is made.

(ii)     The greater of (A) or (B), reduced by (C) below:

(A)     One half of the Participant’s Vested Account (without regard to any accumulated deductible employee contributions, as defined in Code Section 72(o)(5)(B)).

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(B)     $10,000.

(C)     Any outstanding loan balance on the date the new loan is made.

For purposes of this maximum, all qualified employer plans, as defined in Code Section 72(p)(4), of the Employer and any Controlled Group member shall be treated as one plan.

(e)     The foregoing notwithstanding, the amount of such loan shall not exceed 50 percent of the amount of the Participant’s Vested Account. Because loans can only be made from the portion of the Participant’s Vested Account resulting from specific Contributions, the maximum amount of any loan is further limited to the portion of the Participant’s Vested Account resulting from such specified Contributions. For purposes of this maximum, a Participant’s Vested Account does not include any accumulated deductible employee contributions, as defined in Code Section 72(o)(5)(B). No collateral other than a portion of the Participant’s Vested Account (as limited above) shall be accepted. The Participant’s outstanding loan balance shall include any deemed distribution, along with accrued interest, that has not been repaid or offset.

(f)     The loan shall by its terms require that repayment (principal and interest) be amortized in level payments, not less frequently than quarterly, over a period not extending beyond five years from the date of the loan.

(g)     The Participant shall make an application for a loan in such manner and in accordance with such rules as the Employer shall prescribe for this purpose (including by means of voice response or other electronic means under circumstances the Employer permits). The application must specify the amount and duration requested.

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(h)     Information contained in the application for the loan concerning the income, liabilities, and assets of the Participant will be evaluated to determine whether there is a reasonable expectation that the Participant will be able to satisfy payments on the loan as due. Additionally, the Plan Administrator will pursue any appropriate further investigations concerning the creditworthiness and credit history of the Participant to determine whether a loan should be approved. Each loan shall be fully documented in the form of a promissory note signed by the Participant for the face amount of the loan, together with interest determined as specified above. There will be an assignment of collateral to the Plan executed at the time the loan is made.

(i)     In those cases where repayment through payroll deduction is available, installments are so payable, and a payroll deduction agreement shall be executed by the Participant at the time the loan is made. If the Participant has previously been treated as having received a deemed distribution and the subsequent loan is being made before the deemed distribution, along with accrued interest, has been repaid or offset, a payroll deduction agreement shall be required. If a payroll deduction agreement is required because of a previous deemed distribution and the Participant later revokes such agreement, the outstanding loan balance at the time of the revocation shall be treated as a deemed distribution. Where payroll deduction is not available, payments in cash are to be timely made. Any payment that is not by payroll deduction shall be made payable to the Employer or the Trustee, as specified in the promissory note, and delivered to the Plan Administrator, including prepayments, service fees and penalties, if any, and other amounts due under the note.

65	ARTICLE 6

(j)     The promissory note may provide for reasonable late payment penalties and service fees. Any penalties or service fees shall be applied to all Participants in a non-discriminatory manner. If the promissory note so provides, such amounts may be assessed and collected from the Account of the Participant as part of the loan balance. Each loan may be paid prior to maturity, in part or in full, without penalty or service fee, except as may be set out in the promissory note.

(k)     The Plan may suspend loan payments for a period not exceeding one year during which an approved unpaid leave of absence occurs other than a military leave of absence. The Plan Administrator shall provide the Participant a written explanation of the effect of the suspension of payments upon his loan. If a Participant separates from service (or takes a leave of absence) from the Employer because of service in the military and does not receive a distribution of his Vested Account, the Plan may suspend loan payments until the Participant’s completion of military service or until the Participant’s fifth anniversary of commencement of military service, if earlier, as permitted under Code Section 414(u). The Plan Administrator shall provide the Participant a written explanation of the effect of his military service upon his loan.

(l)     If any payment of principal and interest, or any portion thereof, remains unpaid for more than 90 days after due, the loan shall be in default. For purposes of Code Section 72(p), the Participant shall then be treated as having received a deemed distribution regardless of whether or not a distributable event has occurred. Upon default, the Plan has the right to pursue any remedy available by law to satisfy the amount due, along with accrued interest, including the right to enforce its claim against the security pledged and execute upon the collateral as allowed by law. The entire principal balance whether or not otherwise then due,

66	ARTICLE 6

along with accrued interest, shall become immediately due and payable without demand or notice, and subject to collection or satisfaction by any lawful means, including specifically, but not limited to, the right to enforce the claim against the security pledged and to execute upon the collateral as allowed by law.

In the event of default, foreclosure on the note and attachment of security or use of amounts pledged to satisfy the amount then due shall not occur until a distributable event occurs in accordance with the Plan, and shall not occur to an extent greater than the amount then available upon any distributable event which has occurred under the Plan.

(m)     All reasonable costs and expenses, including but not limited to attorney’s fees, incurred by the Plan in connection with any default or in any proceeding to enforce any provision of a promissory note or instrument by which a promissory note for a Participant loan is secured, shall be assessed and collected from the Account of the Participant as part of the loan balance.

(n)     If payroll deduction is being utilized, in the event that a Participant’s available payroll deduction amounts in any given month are insufficient to satisfy the total amount due, there will be an increase in the amount taken subsequently, sufficient to make up the amount that is then due. If any amount remains due past the calendar quarter following the calendar quarter in which the missed payment is due, the entire principal amount, whether or not otherwise then due, along with interest then accrued, shall become due and payable, as above.

(o)     If no distributable event has occurred under the Plan at the time that the Participant’s Vested Account would otherwise be used under this provision to pay any amount due under the outstanding loan, this will not occur until the time, or in excess of the extent to

67	ARTICLE 6

which, a distributable event occurs under the Plan. An outstanding loan will become due and payable in full 30 days after a Participant has a Severance from Employment and ceases to be a party in interest as defined in ERISA or after complete termination of the Plan.

6.7.	Distributions Under Qualified Domestic Relations Order

(a)     The Plan specifically permits distributions to an Alternate Payee under a qualified domestic relations order as defined in Code Section 414(p), at any time, irrespective of whether the Participant has attained his earliest retirement age, as defined in Code Section 414(p), under the Plan. A distribution to an Alternate Payee before the Participant has attained his earliest retirement age is available only if the order specifies that distribution shall be made prior to the earliest retirement age or allows the Alternate Payee to elect a distribution prior to the earliest retirement age. Nothing in this section shall permit a Participant to receive a distribution at a time otherwise not permitted under the Plan nor shall it permit the Alternate Payee to receive a form of payment not permitted under the Plan. The benefit payable to an Alternate Payee shall be subject to the provisions of Section 7.8 (Small Amounts) as they apply to the Participant.

(b)     The Plan Administrator shall establish reasonable procedures to determine the qualified status of a domestic relations order. Upon receiving a domestic relations order, the Plan Administrator shall promptly notify the Participant and each Alternate Payee named in the order, in writing, of the receipt of the order and the Plan’s procedures for determining the qualified status of the order. Within a reasonable period of time after receiving the domestic relations order, the Plan Administrator shall determine the qualified status of the order and shall notify the Participant and each Alternate Payee, in writing, of its determination. The Plan

68	ARTICLE 6

Administrator shall provide notice under this paragraph by mailing to the individual’s address specified in the domestic relations order, or in a manner consistent with Department of Labor regulations.

(c)     If any portion of the Participant’s Vested Account is payable during the period the Plan Administrator is making its determination of the qualified status of the domestic relations order, a separate accounting shall be made of the amount payable. If the Plan Administrator determines the order is a qualified domestic relations order within 18 months of the date amounts are first payable following receipt of the order, the payable amounts shall be distributed in accordance with the order. If the Plan Administrator does not make its determination of the qualified status of the order within the 18 month determination period, the payable amounts shall be distributed in the manner the Plan would distribute if the order did not exist and the order shall apply prospectively if the Plan Administrator later determines the order is a qualified domestic relations order.

6.8.	Small Amounts

(a)     If the value of the Participant’s Vested Account does not exceed $5,000, the Participant’s entire Vested Account shall be distributed as of the earliest of his Retirement Date, the date he dies, or the date he has a Severance from Employment for any other reason (the date the Employer provides notice to the record keeper of the Plan of such event, if later). Notwithstanding the foregoing, such amounts may not be distributed if the ability to receive distribution of the small amounts payment is restricted under Section 6.3. For purposes of this section, if the Participant’s Vested Account is zero, the Participant shall be deemed to have received a distribution of such Vested Account. This is a small amounts payment.

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(b)     In the event a Participant does not elect to have a small amounts payment paid directly to an Eligible Retirement Plan specified by the Participant in a Direct Rollover or to receive the distribution directly and his Vested Account is greater than $1,000, a Mandatory Distribution will be made in accordance with Section 8.5 (Direct Rollovers). If his Vested Account is $1,000 or less, the Participant’s entire Vested Account shall be paid directly to him.

(c)     If a small amounts payment is made on or after the date the Participant dies, the small amounts payment shall be made to the Participant’s Beneficiary (spouse if the death benefit is payable to the spouse). If a small amounts payment is made while the Participant is living, the small amounts payment shall be made to the Participant.

(d)     A small amounts payment is in full settlement of all benefits otherwise payable. No other small amounts payment shall be made.

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ARTICLE 7

FORMS OF PAYMENT

7.1.	Application

The provisions of this Article shall apply to the portion of the Participant’s Vested Account resulting from Contributions other than Restricted Access Company Contributions; provided that if the balance of the Restricted Access Company Contributions in his Vested Account is less than $10,000 then the Restricted Access Company Contributions shall be subject to this Article.

7.2.	Automatic Form of Distribution

The automatic form of benefit payable to or on behalf of a Participant is determined as follows:

(a)     Retirement Benefits. The automatic form of retirement benefit for a Participant who does not die before his Annuity Starting Date shall be a single sum payment.

(b)     Death Benefits. The automatic form of death benefit for a Participant who dies before his Annuity Starting Date shall be a single sum payment to the Participant’s Beneficiary.

7.3.	Optional Forms of Distribution for Retirement Benefits

(a)   The optional forms of retirement benefit for that portion of a Participant’s Account which is not held in the Cooper Tire Securities Fund and that portion that is held in the Cooper Tire Securities Fund shall be the following: a fixed period installment option. The Participant may elect to receive substantially equal annual installments over a period of no longer than two years. A single sum payment is also available.

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(b)     The portion of the Participant’s Account held in the Cooper Tire Securities Fund may be distributed in kind.

(c)     The fixed period installment option is an optional form of benefit under which the Participant elects to receive substantially equal annual payments over a fixed period of whole years. The annual payment may be paid in annual, semi-annual, quarterly, or monthly installments as elected by the Participant. The Participant may elect to receive additional payments.

(d)     Under the installment option the amount payable in the Participant’s first Distribution Calendar Year must satisfy the minimum distribution requirements of Article 9 for such year. Distributions for later Distribution Calendar Years must satisfy the minimum distribution requirements of Article 9 for such years. If the Participant’s Annuity Starting Date does not occur until his second Distribution Calendar Year, the amount payable for such year must satisfy the minimum distribution requirements of Article 9 for both the first and second Distribution Calendar Years.

(e)     Election of an optional form is subject to the qualified election provisions of Section 7.4 of this Article and the distribution requirements of Article 9.

7.4.	Election Procedures

The Participant or Beneficiary may make an election to commence benefits at any time during the election period. The Participant or Beneficiary may revoke the election made (or make a new election) at any time and any number of times during the election period. An election is effective only if it meets the consent requirements below. If the Participant’s Vested

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Account exceeds $5,000, any benefit that is immediately distributable requires the consent of the Participant.

(a)     The consent of the Participant to a benefit that is immediately distributable must not be made before the date the Participant is provided with the notice of the ability to defer the distribution. Such consent shall be in writing.

(b)     The consent shall not be made more than 180 days before the Annuity Starting Date. The consent of the Participant shall not be required to the extent that a distribution is required to satisfy Code Section 401(a)(9) or 415.

(c)     In addition, upon termination of this Plan, if the Plan does not offer an annuity option (purchased from a commercial provider), and if the Employer (or any entity within the same Controlled Group) does not maintain another defined contribution plan (other than an employee stock ownership plan as defined in Code Section 4975(e)(7)), the Participant’s Account will, without the Participant’s consent, be distributed to the Participant. However, if any entity within the same Controlled Group maintains another defined contribution plan (other than an employee stock ownership plan as defined in Code Section 4975(e)(7)) the Participant’s Account will be transferred, without the Participant’s consent, to the other plan if the Participant does not consent to an immediate distribution.

(d)     A benefit is immediately distributable if any part of the benefit could be distributed to the Participant before the Participant attains the older of Normal Retirement Age or age 62.

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7.5.	Notice Requirements

The Plan Administrator shall furnish to the Participant a written explanation of the right of the Participant to defer distribution until such time it is no longer immediately distributable. Such notice shall include a written explanation of any optional forms of retirement benefit in Section 8.2, including a general description of the material features of these options. The Plan Administrator shall furnish the written explanation by a method reasonably calculated to reach the attention of the Participant no less than 30 days, and no more than 180 days, before the Annuity Starting Date.

However, distribution may begin less than 30 days after the notice described in this subparagraph is given, provided the Plan Administrator clearly informs the Participant that he has a right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution (and if applicable, a particular distribution option), and the Participant, after receiving the notice, affirmatively elects a distribution.

7.6.	Direct Rollovers

Notwithstanding any provision of the Plan to the contrary that would otherwise limit a Distributee’s election under this section, a Distributee may elect, at the time and in the manner prescribed by the Plan Administrator, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover.

(a)     In the event of a Mandatory Distribution of an Eligible Rollover Distribution greater than $1,000 in accordance with Section 7.8 (Small Amounts), if the Participant does not elect to have such distribution paid directly to an Eligible Retirement Plan specified by the Participant in a Direct Rollover or to receive the distribution directly, the Plan Administrator will

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pay the distribution in a Direct Rollover to an individual retirement plan designated by the Plan Administrator.

(b)     In the event of any other Eligible Rollover Distribution to a Distributee in accordance with Section 7.8, if the Distributee does not elect to have such distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover or to receive the distribution directly, the Plan Administrator will pay the distribution to the Distributee.

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ARTICLE 8

FORMS OF PAYMENT – RESTRICTED ACCESS COMPANY CONTRIBUTIONS

8.1.	Application

The provisions of this Article shall apply to the portion of the Participant’s Vested Account resulting from Restricted Access Contributions that equal or exceed $10,000.

8.2.	Automatic Forms of Distribution

Unless an optional form of benefit is selected pursuant to a qualified election within the election period under Section 8.4, the automatic form of benefit payable to or on behalf of a Participant is determined as follows:

(a)     Retirement Benefits. The automatic form of retirement benefit for a Participant who does not die before his Annuity Starting Date shall be:

(i)     The Qualified Joint and Survivor Annuity for a Participant who has a spouse.

(ii)     The Normal Form for a Participant who does not have a spouse.

(b)     Death Benefits. The automatic form of death benefit for a Participant who dies before his Annuity Starting Date shall be:

(i)     A Qualified Preretirement Survivor Annuity for a Participant who has a spouse to whom he has been continuously married throughout the one year period ending on the date of his death. The spouse may elect to start receiving the death benefit on any date on or after the Participant dies and by the date the Participant would have been age 70-1⁄2. If the spouse dies before benefits start, the Participant’s Vested Account, determined as of the date of the spouse’s death, shall be paid to the spouse’s Beneficiary.

(ii)     A single sum payment to the Participant’s Beneficiary for a Participant who does not have a spouse who is entitled to a Qualified Preretirement Survivor Annuity.

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Before a death benefit will be paid on account of the death of a Participant who does not have a spouse who is entitled to a Qualified Preretirement Survivor Annuity, it must be established to the satisfaction of a plan representative that the Participant does not have such a spouse.

8.3.	Optional Forms of Distribution

(a)     Retirement Benefits. The optional forms of retirement benefit shall be the following: (i) a straight life annuity; (ii) single life annuities with certain periods of 5, 10, or 15 years; (iii) a single life annuity with installment refund; (iv) survivorship life annuities with installment refund and survivorship percentages of 50 percent, 75 percent, or 100 percent. Election of an optional form is subject to the qualified election provisions of Section 8.4 and the distribution requirements of Article 9.

Any annuity contract distributed shall be non-transferable. The terms of any annuity contract purchased and distributed by the Plan to a Participant or spouse shall comply with the requirements of this Plan.

(b)     Death Benefits. The optional forms of death benefit are a single sum payment and any annuity that is an optional form of retirement benefit, except for survivorship life annuities. Election of an optional form is subject to the qualified election provisions of Section 8.4 and the distribution requirements of Article 9.

8.4.	Election Procedures

The Participant, Beneficiary, or spouse shall make any election under this section in writing. The Plan Administrator may require such individual to complete and sign any

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necessary documents as to the provisions to be made. Any election permitted under (a) and (b) below shall be subject to the qualified election provisions of (c) below.

(a)     Retirement Benefits. A Participant may elect his Beneficiary or Contingent Annuitant and may elect to have retirement benefits distributed under any of the optional forms of retirement benefit available under Section 8.3.

(b)     Death Benefits. A Participant may elect his Beneficiary and may elect to have death benefits distributed under any of the optional forms of death benefit available under Section 8.3.

(i)     If the Participant has not elected an optional form of distribution for the death benefit payable to his Beneficiary, the Beneficiary may, for his own benefit, elect the form of distribution, in like manner as a Participant.

(ii)     The Participant may waive the Qualified Preretirement Survivor Annuity by naming someone other than his spouse as Beneficiary.

(iii)     In lieu of the Qualified Preretirement Survivor Annuity described in Section 8.2, the spouse may, for his own benefit, waive the Qualified Preretirement Survivor Annuity by electing to have the benefit distributed under any of the optional forms of death benefit available under Section 8.3.

(c)     Qualified Election. The Participant, Beneficiary or spouse may make an election at any time during the election period. The Participant, Beneficiary, or spouse may revoke the election made (or make a new election) at any time and any number of times during the election period. An election is effective only if it meets the consent requirements below.

(i)     The election period as to retirement benefits is the 180-day period ending on the Annuity Starting Date. An election to waive the Qualified Joint and Survivor Annuity may not be made before the date the Participant is provided with the notice of the ability to waive the Qualified Joint and Survivor Annuity.

(ii)     A Participant may make an election as to death benefits at any time before he dies. The spouse’s election period begins on the date the Participant

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dies and ends on the date benefits begin. The Beneficiary’s election period begins on the date the Participant dies and ends on the date benefits begin. An election to waive the Qualified Preretirement Survivor Annuity may not be made by the Participant before the date he is provided with the notice of the ability to waive the Qualified Preretirement Survivor Annuity. A Participant’s election to waive the Qualified Preretirement Survivor Annuity that is made before the first day of the Plan Year in which he reaches age 35 shall become invalid on such date. An election made by a Participant after he has a Severance from Employment will not become invalid on the first day of the Plan Year in which he reaches age 35 with respect to death benefits from that part of his Account resulting from Contributions made before he had a Severance from Employment.

(iii)     If the Participant’s Vested Account exceeds $5,000, any benefit that is (A) immediately distributable or (B) payable in a form other than a Qualified Joint and Survivor Annuity or a Qualified Preretirement Survivor Annuity, requires the consent of the Participant and the Participant’s spouse (or where either the Participant or the spouse has died, the survivor). Such consent shall also be required if the Participant had previously had an Annuity Starting Date with respect to any portion of such Vested Account. The consent of the Participant or spouse to a benefit that is immediately distributable must not be made before the date the Participant or spouse is provided with the notice of the ability to defer the distribution. Such consent shall be in writing.

(iv)     The consent shall not be made more than 180 days before the Annuity Starting Date. Spousal consent is not required for a benefit that is immediately distributable in a Qualified Joint and Survivor Annuity. Furthermore, if spousal consent is not required because the Participant is electing an optional form of retirement benefit that is not a life annuity pursuant to (d) below, only the Participant need consent to the distribution of a benefit payable in a form that is not a life annuity and which is immediately distributable. Neither the consent of the Participant nor the Participant’s spouse shall be required to the extent that a distribution is required to satisfy Code Section 401(a)(9) or 415.

(v)     In addition, upon termination of this Plan, if the Plan does not offer an annuity option (purchased from a commercial provider), and if the Employer (or any entity within the same Controlled Group) does not maintain another defined contribution plan (other than an employee stock ownership plan as defined in Code Section 4975(e)(7)), the Participant’s Account balance will, without the Participant’s consent, be distributed to the Participant. However, if any entity within the same Controlled Group maintains another defined contribution plan (other than an employee stock ownership plan as defined in Code Section 4975(e)(7)) the Participant’s Account will be transferred, without the Participant’s consent, to the other plan if the Participant does not consent to an immediate distribution.

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(vi)     A benefit is immediately distributable if any part of the benefit could be distributed to the Participant (or surviving spouse) before the Participant attains (or would have attained if not deceased) the older of Normal Retirement Age or age 62.

(vii)     If the Qualified Joint and Survivor Annuity is waived, the spouse has the right to limit consent only to a specific Beneficiary or a specific form of benefit. The spouse can relinquish one or both such rights. Such consent shall be in writing. The consent shall not be made more than 180 days before the Annuity Starting Date. If the Qualified Preretirement Survivor Annuity is waived, the spouse has the right to limit consent only to a specific Beneficiary. Such consent shall be in writing. The spouse’s consent shall be witnessed by a plan representative or notary public. The spouse’s consent must acknowledge the effect of the election, including that the spouse had the right to limit consent only to a specific Beneficiary or a specific form of benefit, if applicable, and that the relinquishment of one or both such rights was voluntary. Unless the consent of the spouse expressly permits designations by the Participant without a requirement of further consent by the spouse, the spouse’s consent must be limited to the form of benefit, if applicable, and the Beneficiary (including any Contingent Annuitant), class of Beneficiaries, or contingent Beneficiary named in the election.

(viii)     Spousal consent is not required, however, if the Participant establishes to the satisfaction of the plan representative that the consent of the spouse cannot be obtained because there is no spouse or the spouse cannot be located. A spouse’s consent under this paragraph shall not be valid with respect to any other spouse. A Participant may revoke a prior election without the consent of the spouse. Any new election will require a new spousal consent, unless the consent of the spouse expressly permits such election by the Participant without further consent by the spouse. A spouse’s consent may be revoked at any time within the Participant’s election period.

(d)     Special Rule for Profit Sharing Plans. This subparagraph (d) applies if the Plan is not a direct or indirect transferee after December 31, 1984, of a defined benefit plan, money purchase plan, target benefit plan, stock bonus plan, or profit sharing plan which is subject to the survivor annuity requirements of Code Sections 401(a)(11) and 417. If the above condition is met, spousal consent is not required for electing an optional form of retirement benefit that is not a life annuity. If such condition is not met, such consent requirements shall be operative.

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8.5.	Notice Requirements

(a)     Optional Forms of Retirement Benefit and Right to Defer. The Plan Administrator shall furnish to the Participant and the Participant’s spouse a written explanation of the right of the Participant and the Participant’s spouse to defer distribution until such time it is no longer immediately distributable. Such notice shall include a written explanation of the optional forms of retirement benefit in Section 8.3, including a general description of the material features, and a description of the consequences of not deferring the distribution. The explanation shall be written in a manner that would satisfy the notice requirements of Code Section 417(a)(3) and section 1.417(a)(3)-1 of the regulations.

(i)     The Plan Administrator shall furnish the written explanation by a method reasonably calculated to reach the attention of the Participant and the Participant’s spouse no less than 30 days, and no more than 180 days, before the Annuity Starting Date.

(ii)     The Participant (and spouse, if applicable) may waive the 30 day election period if the distribution of the elected form of retirement benefit begins more than 7 days after the Plan Administrator provides the Participant (and spouse, if applicable) the written explanation provided that: (A) the Participant has been provided with information that clearly indicates that the Participant has at least 30 days to consider the decision of whether or not to elect a distribution and a particular distribution option, (B) the Participant is permitted to revoke any affirmative distribution election at least until the Annuity Starting Date or, if later, at any time prior to the expiration of the 7 day period that begins the day after the explanation is provided to the Participant, and (C) the Annuity Starting Date is a date after the date that the written explanation was provided to the Participant.

(b)     Qualified Joint and Survivor Annuity. The Plan Administrator shall furnish to the Participant a written explanation of the following: the terms and conditions of the Qualified Joint and Survivor Annuity; the Participant’s right to make, and the effect of, an election to

81	ARTICLE 8

waive the Qualified Joint and Survivor Annuity; the rights of the Participant’s spouse; and the right to revoke an election and the effect of such a revocation.

(i)     The Plan Administrator shall furnish the written explanation by a method reasonably calculated to reach the attention of the Participant no less than 30 days, and no more than 180 days, before the Annuity Starting Date.

(ii)     The Participant (and spouse, if applicable) may waive the 30 day election period if the distribution of the elected form of retirement benefit begins more than 7 days after the Plan Administrator provides the Participant (and spouse, if applicable) the written explanation provided that: (A) the Participant has been provided with information that clearly indicates that the Participant has at least 30 days to consider whether to waive the Qualified Joint and Survivor Annuity and elect (with spousal consent, if applicable) a form of distribution other than a Qualified Joint and Survivor Annuity, (B) the Participant is permitted to revoke any affirmative distribution election at least until the Annuity Starting Date or, if later, at any time prior to the expiration of the 7 day period that begins the day after the explanation of the Qualified Joint and Survivor Annuity is provided to the Participant, and (C) the Annuity Starting Date is a date after the date that the written explanation was provided to the Participant.

(iii)     After the written explanation is given, a Participant or spouse may make a written request for additional information. The written explanation must be personally delivered or mailed (first class mail, postage prepaid) to the Participant or spouse within 30 days from the date of the written request. The Plan Administrator does not need to comply with more than one such request by a Participant or spouse.

(iv)     The Plan Administrator’s explanation shall be written in non-technical language and will explain the terms and conditions of the Qualified Joint and Survivor Annuity and the financial effect upon the Participant’s benefit (in terms of dollars per benefit payment) of electing not to have benefits distributed in accordance with the Qualified Joint and Survivor Annuity. The written explanation shall comply with the requirements of section 1.417(a)(3)-1 of the regulations.

(c)     Qualified Preretirement Survivor Annuity. The Plan Administrator shall furnish to the Participant a written explanation of the following: the terms and conditions of the Qualified Preretirement Survivor Annuity; the Participant’s right to make, and the effect of, an

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election to waive the Qualified Preretirement Survivor Annuity; the rights of the Participant’s spouse; and the right to revoke an election and the effect of such a revocation.

(i)     The Plan Administrator shall furnish the written explanation by a method reasonably calculated to reach the attention of the Participant within the applicable period. The applicable period for a Participant is whichever of the following periods ends last:

(A)     the period beginning one year before the date the individual becomes a Participant and ending one year after such date; or

(B)     the period beginning one year before the date the Participant’s spouse is first entitled to a Qualified Preretirement Survivor Annuity and ending one year after such date.

(ii)     If such notice is given before the period beginning with the first day of the Plan Year in which the Participant attains age 32 and ending with the close of the Plan Year preceding the Plan Year in which the Participant attains age 35, an additional notice shall be given within such period. If a Participant has a Severance from Employment before attaining age 35, an additional notice shall be given within the period beginning one year before the date he has a Severance from Employment and ending one year after such date.

(iii)     After the written explanation is given, a Participant or spouse may make a written request for additional information. The written explanation must be personally delivered or mailed (first class mail, postage prepaid) to the Participant or spouse within 30 days from the date of the written request. The Plan Administrator does not need to comply with more than one such request by a Participant or spouse.

(iv)     The Plan Administrator’s explanation shall be written in non-technical language and will explain the terms and conditions of the Qualified Preretirement Survivor Annuity and the financial effect upon the spouse’s benefit (in terms of dollars per benefit payment) of electing not to have benefits distributed in accordance with the Qualified Preretirement Survivor Annuity. The written explanation shall comply with the requirements of section 1.417(a)(3)-1 of the regulations.

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ARTICLE 9

REQUIRED MINIMUM DISTRIBUTIONS

9.1.	Application

The optional forms of distribution are only those provided in Article 8. An optional form of distribution shall not be permitted unless it meets the requirements of this Article. The timing of any distribution must meet the requirements of this Article.

9.2.	Required Minimum Distributions

(a)	General Rules.

(i)     The requirements of this Article shall apply to any distribution of a Participant’s interest and will take precedence over any inconsistent provisions of this Plan. Unless otherwise specified, the provisions of this Article apply to calendar years beginning after December 31, 2002.

(ii)     All distributions required under this Article shall be determined and made in accordance with the regulations under Code Section 401(a)(9), including the incidental death benefit requirement in Code Section 401(a)(9)(G), and the regulations thereunder.

(b)	Time and Manner of Distribution.

(i)     Required Beginning Date. The Participant’s entire interest will be distributed, or begin to be distributed, to the Participant no later than the Participant’s Required Beginning Date.

(ii)     Death of Participant Before Distributions Begin. If the Participant dies before distributions begin, the Participant’s entire interest will be distributed, or begin to be distributed, no later than as follows:

(A)     If the Participant’s surviving spouse is the Participant’s sole Designated Beneficiary, distributions to the surviving spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained age 70-1⁄2, if later, except to the extent that an election is made to receive distributions in accordance with the 5-year rule under (e) below. Under the 5-year rule, the Participant’s entire interest will be distributed to the Designated

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Beneficiary by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(B)     If the Participant’s surviving spouse is not the Participant’s sole Designated Beneficiary, distributions to the Designated Beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, except to the extent that an election is made to receive distributions in accordance with the 5-year rule under (e) below. Under the 5-year rule, the Participant’s entire interest will be distributed to the Designated Beneficiary by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(C)     If there is no Designated Beneficiary as of September 30 of the year following the year of the Participant’s death, the Participant’s entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(D)     If the Participant’s surviving spouse is the Participant’s sole Designated Beneficiary and the surviving spouse dies after the Participant but before distributions to the surviving spouse are required to begin, this (b)(ii), other than (b)(ii)(A), will apply as if the surviving spouse were the Participant.

For purposes of this (b)(ii) and (d) below, unless (b)(ii)(D) above applies, distributions are considered to begin on the Participant’s Required Beginning Date. If (b)(ii)(D) above applies, distributions are considered to begin on the date distributions are required to begin to the surviving spouse under (b)(ii)(A) above. If distributions under an annuity purchased from an insurance company irrevocably commence to the Participant before the Participant’s Required Beginning Date (or to the Participant’s surviving spouse before the date distributions are required to begin to the surviving spouse under (b)(ii)(A) above), the date distributions are considered to begin is the date distributions actually commence.

(iii)     Forms of Distribution. Unless the Participant’s interest is distributed in the form of an annuity purchased from an insurance company or in a single sum on or before the Required Beginning Date, as of the first Distribution Calendar Year distributions will be made in accordance with (c) and (d) below. If the Participant’s interest is distributed in the form of an annuity purchased from an insurance company, distributions thereunder will be made in accordance with the requirements of Code Section 401(a)(9) and the regulations thereunder.

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(c)	Required Minimum Distributions During Participant’s Lifetime.

(i)     Amount of Required Minimum Distribution For Each Distribution Calendar Year. During the Participant’s lifetime, the minimum amount that will be distributed for each Distribution Calendar Year is the lesser of:

(A)     the quotient obtained by dividing the Participant’s Account Balance by the distribution period in the Uniform Lifetime Table set forth in Q&A-2 in section 1.401(a)(9)-9 of the regulations, using the Participant’s age as of the Participant’s birthday in the Distribution Calendar Year; or

(B)     if the Participant’s sole Designated Beneficiary for the Distribution Calendar Year is the Participant’s spouse, the quotient obtained by dividing the Participant’s Account Balance by the number in the Joint and Last Survivor Table set forth in Q&A-3 in section 1.401(a)(9)-9 of the regulations, using the Participant’s and spouse’s attained ages as of the Participant’s and spouse’s birthdays in the Distribution Calendar Year.

(ii)     Lifetime Required Minimum Distributions Continue Through Year of Participant’s Death. Required minimum distributions will be determined under this (c) beginning with the first Distribution Calendar Year and continuing up to, and including, the Distribution Calendar Year that includes the Participant’s date of death.

(d)	Required Minimum Distributions After Participant’s Death.

(i)	Death On or After Date Distributions Begin.

(A)     Participant Survived by Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is a Designated Beneficiary, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account Balance by the longer of the remaining Life Expectancy of the Participant or the remaining Life Expectancy of the Participant’s Designated Beneficiary, determined as follows:

a)     The Participant’s remaining Life Expectancy is calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

b)     If the Participant’s surviving spouse is the Participant’s sole Designated Beneficiary, the remaining Life Expectancy of the surviving spouse is calculated for each Distribution Calendar Year

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after the year of the Participant’s death using the surviving spouse’s age as of the spouse’s birthday in that year. For Distribution Calendar Years after the year of the surviving spouse’s death, the remaining Life Expectancy of the surviving spouse is calculated using the age of the surviving spouse as of the spouse’s birthday in the calendar year of the spouse’s death, reduced by one for each subsequent calendar year.

c)     If the Participant’s surviving spouse is not the Participant’s sole Designated Beneficiary, the Designated Beneficiary’s remaining Life Expectancy is calculated using the age of the Beneficiary in the year following the year of the Participant’s death, reduced by one for each subsequent year.

(B)     No Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is no Designated Beneficiary as of September 30 of the year after the year of the Participant’s death, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account Balance by the Participant’s remaining Life Expectancy calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(ii)	Death Before Date Distributions Begin.

(A)     Participant Survived by Designated Beneficiary. If the Participant dies before the date distributions begin and there is a Designated Beneficiary, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account Balance by the remaining Life Expectancy of the Participant’s Designated Beneficiary, determined as provided in (d)(i) above, except to the extent that an election is made to receive distributions in accordance with the 5-year rule under (e) below. Under the 5-year rule, the Participant’s entire interest will be distributed to the Designated Beneficiary by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(B)     No Designated Beneficiary. If the Participant dies before the date distributions begin and there is no Designated Beneficiary as of September 30 of the year following the year of the Participant’s death, distribution of the Participant’s entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

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(C)     Death of Surviving Spouse Before Distributions to Surviving Spouse Are Required to Begin. If the Participant dies before the date distributions begin, the Participant’s surviving spouse is the Participant’s sole Designated Beneficiary, and the surviving spouse dies before distributions are required to begin to the surviving spouse under (b)(ii)(A) above, this (d)(ii) will apply as if the surviving spouse were the Participant.

(e)     Election of 5-year Rule. Participants or Beneficiaries may elect on an individual basis whether the 5-year rule in (b)(ii) and (d)(ii) above applies to distributions after the death of a Participant who has a Designated Beneficiary. The election must be made no later than the earlier of September 30 of the calendar year in which the distribution would be required to begin under (b)(ii) above if no such election is made, or by September 30 of the calendar year which contains the fifth anniversary of the Participant’s (or, if applicable, surviving spouse’s) death.

88	ARTICLE 9

ARTICLE 10

AMENDMENT AND TERMINATION

10.1.	Plan Amendment

(a)     The Employer may amend this Plan at any time, including any remedial retroactive changes (within the time specified by Internal Revenue Service regulations), to comply with any law or regulation issued by any governmental agency to which the Plan is subject. An amendment may not diminish or adversely affect any accrued interest or benefit of Participants or their Beneficiaries nor allow reversion or diversion of Plan assets to the Employer at any time, except as may be required to comply with any law or regulation issued by any governmental agency to which the Plan is subject.

(b)     An amendment may not eliminate or reduce a section 411(d)(6) protected benefit, as defined in Q&A-1 in section 1.411(d)-4 of the regulations, that has already accrued, except as provided in section 1.411(d)-3 or 1.411(d)-4 of the regulations. This is generally the case even if such elimination or reduction is contingent upon the Employee’s consent and includes an amendment that otherwise places greater restrictions or conditions on a Participant’s right to Code Section 411(d)(6) protected benefits, even if the amendment merely adds a restriction or condition that is permitted under the vesting rules in Code Section 411(a)(3) through (11). However, the Plan may be amended to eliminate or reduce section 411(d)(6) protected benefits with respect to benefits not yet accrued as of the later of the amendment’s adoption date or effective date without violating Code Section 411(d)(6). For purposes of this paragraph, an amendment that has the effect of decreasing a Participant’s

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Account, with respect to benefits attributable to service before the amendment, shall be treated as reducing an accrued benefit.

No amendment to the Plan shall be effective to eliminate or restrict an optional form of benefit. The preceding sentence shall not apply to a Plan amendment that eliminates or restricts the ability of a Participant to receive payment of his Account balance under a particular optional form of benefit if the amendment provides a single sum distribution form that is otherwise identical to the optional form of benefit being eliminated or restricted. For this purpose, a single sum distribution form is otherwise identical only if the single sum distribution form is identical in all respects to the eliminated or restricted optional form of benefit (or would be identical except that it provides greater rights to the Participant) except with respect to the timing of payments after commencement.

(c)     An amendment shall not decrease a Participant’s vested interest in the Plan. If an amendment to the Plan changes the computation of the percentage used to determine that portion of a Participant’s Account attributable to Employer Contributions which is non-forfeitable (whether directly or indirectly), in the case of an Employee who is a Participant as of the later of the date such amendment or change is adopted or the date it becomes effective, the non-forfeitable percentage (determined as of such date) of such Employee’s right to his Account attributable to Employer Contributions shall not be less than the percentage computed under the Plan without regard to such amendment or change. Furthermore, each Participant or former Participant

(i)     who has completed at least three Years of Service on the date the election period described below ends (five Years of Service if the Participant does not have at least one Hour of Service in a Plan Year beginning after December 31, 1988) and

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(ii)     whose non-forfeitable percentage will be determined on any date after the date of the change may elect, during the election period, to have the non-forfeitable percentage of his Account resulting from Employer Contributions determined without regard to the amendment. This election may not be revoked. If after the Plan is changed, the Participant’s non-forfeitable percentage will at all times be as great as it would have been if the change had not been made, no election needs to be provided. The election period shall begin no later than the date the Plan amendment is adopted and end no earlier than the 60th day after the latest of the date the amendment is adopted or becomes effective, or the date the Participant is issued written notice of the amendment by the Employer or the Plan Administrator.

With respect to a Participant’s Account attributable to Employer Contributions accrued as of the later of the adoption or effective date of the amendment and earnings, the vested percentage of each Participant will be the greater of the vested percentage under the old vesting schedule or the vested percentage under the new vesting schedule.

10.2.	Plan Termination

(a)     The Employer expects to continue the Plan indefinitely but reserves the right to terminate the Plan in whole or in part at any time upon giving written notice to all parties concerned.

(b)     The Account of each Participant shall be 100 percent vested and non-forfeitable as of the effective date of the complete termination of the Plan. The Account of each Participant shall also be 100 percent vested and non-forfeitable upon complete discontinuance of Contributions as of the effective date of the amendment to cease Contributions or the date determined by the Internal Revenue Service. Further, the Account of each Participant who is

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included in the group of Participants deemed to be affected by a partial termination of the Plan (as determined by the Plan Administrator or a governmental entity authorized to make such determination) shall be 100 percent vested and non-forfeitable as of the effective date of such event. The Participant’s Vested Account shall continue to participate in the earnings credited, expenses charged, and any appreciation or depreciation of the Investment Fund until his Vested Account is distributed.

(c)     A Participant’s Vested Account that does not result from Elective Deferral Contributions may be distributed to the Participant after the effective date of the complete termination of the Plan. A Participant’s Vested Account resulting from such Contributions may be distributed upon complete termination of the Plan, but only if neither the Employer nor any Controlled Group member maintain another defined contribution plan (other than an employee stock ownership plan as defined in Code Section 4975(e)(7) or 409(a), a simplified employee pension plan as defined in Code Section 408(k), a SIMPLE IRA plan as defined in Code Section 408(p), a plan or contract that satisfies the requirements of Code Section 403(b), or a plan described in Code Section 457(b) or (f)) at any time during the period beginning on the date of complete termination of the Plan and ending 12 months after all assets have been distributed from the Plan. Such distribution is made in a lump sum. A distribution under this Article shall be a retirement benefit and shall be distributed to the Participant according to the applicable provisions of Articles 7 and 8. However, the fixed period installment option shall not be available. If a Participant or Beneficiary is receiving payments under an installment option, the Vested Account shall be paid to such person in a single sum.

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(d)     The Participant’s entire Vested Account shall be paid in a single sum to the Participant as of the effective date of complete termination of the Plan if (i) the requirements for distribution of Elective Deferral Contributions in the above paragraph are met and (ii) consent of the Participant is not required to distribute a benefit that is immediately distributable. This is a small amounts payment. The small amounts payment is in full settlement of all benefits otherwise payable.

(e)     Upon complete termination of the Plan, no more Employees shall become Participants and no more Contributions shall be made. The assets of this Plan shall not be paid to the Employer at any time, except that, after the satisfaction of all liabilities under the Plan, any assets remaining may be paid to the Employer. The payment may not be made if it would contravene any provision of law.

10.3.	Mergers and Direct Transfers

(a)     The Plan may not be merged or consolidated with, nor have its assets or liabilities transferred to, any other retirement plan, unless each Participant in this Plan would (if that plan then terminated) receive a benefit immediately after the merger, consolidation, or transfer that is equal to or greater than the benefit the Participant would have been entitled to receive immediately before the merger, consolidation, or transfer (if this Plan had then terminated). The Employer may enter into merger agreements or direct transfer of assets agreements with the employers under other retirement plans which are qualifiable under Code Section 401(a), including an elective transfer, and may accept the direct transfer of plan assets, or may transfer plan assets, as a party to any such agreement. The Employer shall not consent to, or be a party to a merger, consolidation, or transfer of assets with a defined benefit plan if

93	ARTICLE 10

such action would result in a defined benefit feature being maintained under this Plan. The Employer will not transfer any amounts attributable to elective deferral contributions, qualified matching contributions, qualified non-elective contributions, and contributions used to satisfy Code Section 401(k)(13) safe harbors unless the transferee plan provides that the limitations of section 1.401(k)-1(d) of the regulations shall apply to such amounts (including post-transfer earnings thereon), unless the amounts could have been distributed at the time of the transfer, and the transfer is an elective transfer described in Q&A-3(b)(1) in section 1.411(d)-4 of the regulations.

(b)     Notwithstanding any provision of the Plan to the contrary, to the extent any optional form of benefit under the Plan permits a distribution prior to the Employee’s retirement, death, disability, or Severance from Employment, and prior to plan termination, the optional form of benefit is not available with respect to benefits attributable to assets (including the post transfer earnings thereon) and liabilities that are transferred, within the meaning of Code Section 414(l), to this Plan from a money purchase pension plan qualified under Code Section 401(a) (other than any portion of those assets and liabilities attributable to voluntary employee contributions). In addition, benefits attributable to such assets (and post-transfer earnings) from a money purchase plan must be distributed in accordance with the qualified preretirement survivor annuity and qualified joint and survivor annuity requirements (including the spousal consent requirement) of Code Section 401(a)(11) and the regulations thereunder as stated in the money purchase plan from which the assets were transferred.

(c)     The limitations of section 1.401(k)-1(d) of the regulations applicable to elective deferral contributions, qualified matching contributions, qualified non-elective contributions,

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and contributions used to satisfy Code Section 401(k)(13) safe harbors shall continue to apply to any amounts attributable to such contributions (including post-transfer earnings thereon) transferred to this Plan, unless the amounts could have been distributed at the time of the transfer, and the transfer is an elective transfer described in Q&A-3(b)(1) in section 1.411(d)-4 of the regulations.

(d)     The Plan may accept a direct transfer of plan assets on behalf of an Eligible Employee. If the Eligible Employee is not an Active Participant when the transfer is made, the Eligible Employee shall be deemed to be an Active Participant only for the purpose of investment and distribution of the transferred assets. Employer Contributions shall not be made for or allocated to the Eligible Employee, until the time he meets all of the requirements to become an Active Participant. The Plan shall hold, administer, and distribute the transferred assets as a part of the Plan. The Plan shall maintain a separate account for the benefit of the Employee on whose behalf the Plan accepted the transfer in order to reflect the value of the transferred assets.

(e)     A Participant’s section 411(d)(6) protected benefits, as defined in Q&A-1 in section 1.411(d)-4 of the regulations, may not be eliminated by reason of transfer or any transaction amending or having the effect of amending a plan or plans to transfer benefits except as provided below.

(i)     A Participant’s section 411(d)(6) protected benefits may be eliminated or reduced upon transfer between qualified defined contribution plans if the conditions in Q&A-3(b)(1) in section 1.411(d)-4 of the regulations are met. The transfer must meet all of the other applicable qualification requirements.

(ii)     A Participant’s section 411(d)(6) protected benefits may be eliminated or reduced if a transfer is an elective transfer of certain distributable benefits between qualified plans (both defined benefit and defined contribution) and the

95	ARTICLE 10

conditions in Q&A-3(c)(1) in section 1.411(d)-4 of the regulations are met. The rules applicable to distributions under the plan would apply to the transfer, but the transfer would not be treated as a distribution for purposes of the minimum distribution requirements of Code Section 401(a)(9). If the Participant is eligible to receive an immediate distribution of his entire Vested Account in a single sum distribution that would consist entirely of an eligible rollover distribution under Code Section 401(a)(31), such transfer will be accomplished as a direct rollover under Code Section 401(a)(31)

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ARTICLE 11

ADMINISTRATION

11.1.	Administration

(a)	Benefit Plans Administrative Committee.

(i)     The Plan shall be administered by the Committee and some functions of the Committee may be delegated to the Chairman of the Committee as the Plan Administrator. The Committee shall consist of at least three (3) members who shall be designated from time to time by the Compensation Committee of the Board of Directors, and shall act by at least a majority of members.

(ii)     The Compensation Committee of the Board of Directors shall appoint a Chairman of the Committee, and the Committee, by a majority vote of its members, shall appoint a Secretary and any other officers as the Committee deems necessary. The Chairman of the Committee shall be the “Named Fiduciary” of the Plan with respect to administrative matters, and, subject to the terms of the Trust Agreement, the Trustee shall be the “Named Fiduciary” with respect to the handling of Plan assets.

(iii)     The Committee shall, from time to time, notify the Trustee of the number and the identity of the members of the Committee and the Trustee shall be entitled to rely upon such notices.

(b)	Administration of the Plan by the Committee.

(i)     The Committee shall adopt such uniform and non-discriminatory administrative regulations under the Plan as it shall deem to be necessary or appropriate for the efficient administration of the Plan.

(ii)     In performing its administrative functions, the Committee shall have sole and absolute discretion to interpret the provisions of the Plan or Trust Agreement (including without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan or Trust Agreement), to make factual findings with respect to any issue arising under the Plan, to disputes arising under the Plan and to make any determinations and factual or other findings with the purposes of the Plan. In furtherance of, but without limiting, the foregoing, the Committee is hereby granted the following specific authorities, which it shall discharge in its sole and absolute discretion in accordance with the terms of the Plan (as interpreted, to the extent necessary, by the Committee):

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(A)     to resolve all questions (including factual questions) arising under the provisions of the Plan as to any individual’s entitlement to become a Participant;

(B)     to determine the amount of benefits, if any, payable to any person under the Plan (including, to the extent necessary, making any factual findings with respect thereto); and

(C)     to conduct the review procedure specified in (c) of this section.

(iii)     All decisions of the Committee as to the facts of any case, as to the interpretation of any provision of the Plan or its application to any case, and as to any other interpretive matter or other determination or question under the Plan shall be final and binding on all parties affected thereby, subject to the provisions of (c) of this section.

(c)	Fiduciary Provisions.

(i)     Named Fiduciaries. In addition to the Named Fiduciaries, other fiduciaries under the Plan shall be the Employer, the Plan Administrator, the Committee, the Trustee and the investment advisors or insurance companies, each of which shall have such powers, duties, responsibilities and authority as shall be specified in the Plan or Trust Agreement entered into for the purpose of managing the Trust Fund, subject to any delegation thereof as provided in the Plan or such Trust Agreement. Any other person, entity, committee, board, department, office, or identifiable part of any legal entity may be designated by the Employer as a fiduciary as provided in (iii) below.

(ii)     Liability of Fiduciaries. To the extent permitted by law, (A) neither the Employer nor any director, officer, or Employee shall be personally liable upon any contract or other instrument made or executed by him or it in his or its behalf in the administration of the Plan of the Trust Fund; (B) neither the Employer nor any director, officer, or Employee who is fiduciary shall be liable for the neglect, omission or wrongdoing of any other fiduciary; (C) the Employer, person, Committee or board and each member thereof to whom the Employer delegates (or the Plan or Trust Agreement assigns) any duty with respect to the Plan or Trust Fund, may rely and shall be fully entitled to act upon the advice of counsel, who may be of counsel for the Employer, and upon the opinion, certificate, valuation, report, recommendation or determination of an actuary appointed by the Employer to assist in the operation of the Plan; (D) the Employer and each director, officer, or Employee who is a fiduciary shall be solely responsible for his own acts or omissions; and (E) if any responsibility of the Employer or of a director, officer, or Employee who is a fiduciary is allocated to any other person or if a person is designated to carry out any responsibility in accordance with the provisions of the Plan or Trust Agreement, then such

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fiduciary shall not be responsible for any act or omission of such person in carrying out such responsibility.

(iii)     Delegation of Fiduciary Duties. The Employer may delegate to any person, entity, committee, board, department, office, or identifiable part of any legal entity any one or more powers, functions, duties or responsibilities with respect to the Plan or the Trust Fund, provided that no such power, function, duty or responsibility which is assigned to a fiduciary (other than the Employer) pursuant to some other section of the Plan or the Trust Agreement shall be so delegated without the written consent of such fiduciary.

Any delegation pursuant to the preceding provisions: (A) shall be signed by the Employer and be delivered to and accepted in writing by the delegate, (B) shall contain such provisions and conditions relating to such delegation as the Employer deems appropriate, (C) may be amended from time to time by written agreement signed on behalf of the Employer and the delegate and (D) may be revoked (in whole or in part) at any time by written notice from the Employer delivered to the delegate or from the delegate to the Employer.

(iv)     Personal Liability of Non-Fiduciaries. Except for gross neglect or malfeasance, no non-fiduciary officer, director or Employee of the Employer shall be personally liable for acts done hereunder or relate hereto, or for the making, retention or sale of any contract or contracts made as herein provided, or for the failure to invest or reinvest any funds or for any loss to or diminution of the Trust Fund, nor shall any of them be personally liable for or answerable to any Participant or any other person in connection with any exercise of discretion under the terms of this instrument relating to the payment or non-payment of benefits.

(v)     Defense of Fiduciaries and Non-Fiduciaries. The Employer shall, at its expense, defend or provide for the defense of any or all fiduciary or non-fiduciary officer, director or Employee of the Employer against any such claims, allegations, suits, or charges relating to or incidental to the Plan, and shall continue to do so in any given cases, unless and until it shall clearly appear that gross neglect or malfeasance is involved in any such particular case.

11.2.	Expenses

Expenses of the Plan, to the extent that the Employer does not pay such expenses, may be paid out of the assets of the Plan provided that such payment is consistent with ERISA. Expenses of the Plan will be paid in accordance with the most recent service and expense agreement or such other documents duly entered into by or with regard to the Plan that govern

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such matters. Such expenses include, but are not limited to, expenses for bonding required by ERISA; expenses for recordkeeping and other administrative services; fees and expenses of the Trustee or Annuity Contract; expenses for investment education service; and direct costs that the Employer incurs with respect to the Plan. Expenses that relate solely to a specific Participant or Alternate Payee may be assessed against such Participant or Alternate Payee as provided in the service and expense agreement or such other documents duly entered into by or with regard to the Plan that govern such matters.

11.3.	Records

All acts and determinations of the Plan Administrator shall be duly recorded. All these records, together with other documents necessary for the administration of the Plan, shall be preserved in the Plan Administrator’s custody. Writing (handwriting, typing, printing), photostating, photographing, microfilming, magnetic impulse, mechanical or electrical recording, or other forms of data compilation shall be acceptable means of keeping records.

11.4.	Information Available

Any Participant in the Plan or any Beneficiary may examine copies of the summary plan description, latest annual report, any bargaining agreement, this Plan, the Annuity Contract, or any other instrument under which the Plan was established or is operated. The Plan Administrator shall maintain all of the items listed in this section in its office, or in such other place or places as it may designate in order to comply with governmental regulations. These items may be examined during reasonable business hours. Upon the written request of a Participant or Beneficiary receiving benefits under the Plan, the Plan Administrator shall furnish

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him with a copy of any of these items. The Plan Administrator may make a reasonable charge to the requesting person for the copy.

11.5.	Claim Procedures

(a)     Claims for benefits from the Plan shall be submitted to the designated representative of the Benefit Plans Administrative Committee on such forms as may be designated by the Benefit Plans Administrative Committee.

(b)     If a claim is wholly or partially denied, notice of the decision, as provided in this section, shall be furnished to the Claimant within ninety (90) days after receipt of the claim by the Plan unless special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed a period of 90 days.

(c)     Any appeal made by a Claimant must be made in writing to the Committee within 60 days after receipt of the Committee’s notice of denial of benefits. If the Claimant appeals to the Committee, the Claimant may submit written comments, documents, records, and other information relating to the claim for benefits. The Claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits. The Committee shall review the claim taking into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

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(d)     The Committee shall provide adequate written notice to the Claimant of the Plan’s benefit determination on review. The notice must be furnished within 60 days of the date that the request for review is received by the Plan without regard to whether all of the information necessary to make a benefit determination on review is received. The Claimant shall be notified in writing within this initial 60-day period if special circumstances require an extension of the time needed to process the claim. The notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the determination on review. In no event shall such extension exceed a period of 60 days from the end of the initial 60-day period.

(e)     In the event of extenuating circumstances, Claimant shall be notified in writing of an extension of time needed to process the claim. The notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee will render determination on the review. The Committee shall provide adequate written notice to the Claimant of the Plan’s benefit determination on the review as soon as possible, but not later than five days after the benefit determination is made.

(f)     If the claim for benefits is wholly or partially denied on review, the Committee’s notice to the Claimant shall: (i) specify the reason or reasons for the denial; (ii) reference the specific Plan provisions on which the denial is based; (iii) include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits; and (iv) include a statement of the Claimant’s right to bring a civil action under ERISA section 502(a).

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(g)     A Claimant may authorize a representative to act on the Claimant’s behalf with respect to a benefit claim or appeal of an adverse benefit determination. Such authorization shall be made by completion of a form furnished for that purpose. In the absence of any contrary direction from the Claimant, all information and notifications to which the Claimant is entitled shall be directed to the authorized representative.

(h)     The Committee shall perform periodic examinations, reviews, or audits of benefit claims to determine whether claims determinations are made in accordance with the governing Plan documents and, where appropriate, Plan provisions have been consistently applied with respect to similarly situated Claimants.

11.6.	Disability Claims Procedures

In the case of a claim for disability benefits, the above provisions will be modified as provided below.

(a)     If a claim for disability benefits under the Plan is wholly or partially denied, the Committee shall provide adequate written notice to the Claimant whose claim for benefits under the Plan has been denied. The notice must be furnished within 45 days of the date that the claim is received by the Plan without regard to whether all of the information necessary to make a benefit determination is received. The period for furnishing the notice may be extended for up to 30 days if the Committee both determines an extension is necessary due to matters beyond the control of the Plan and notifies the Claimant in writing within this initial 45- day period. The notice shall indicate the circumstances requiring the extension of time and the date by which the Plan expects to render a decision. If prior to the end of the first 30-day extension period, the Committee determines that, due to matters beyond the control of the

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Plan, a decision cannot be rendered within that extension period, the period may be extended for up to an additional 30 days, provided the Committee notifies the Claimant in writing, within the first 30-day extension period, of the circumstances requiring the extension and the date by which the Plan expects to render a decision. In the case of any extension, the notice of extension shall specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues. The Claimant shall be afforded at least 45 days within which to provide the specified information.

(b)     In the event that a period of time is extended due to a Claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination shall be tolled from the date on which the notification of the extension is sent to the Claimant until the date on which the Claimant responds to the request for additional information.

(c)     The Committee’s notice to the Claimant shall: (i) specify the reason or reasons for the denial; (ii) reference the specific Plan provisions on which the denial is based; (iii) describe any additional material and information needed for the Claimant to perfect his claim for benefits; (iv) explain why the material and information is needed; (v) inform the Claimant of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on appeal; (vi) provide the Claimant with any internal rule, guideline, protocol, or other similar criterion that was relied upon in making the adverse determination or a statement that such rule, guideline, protocol, or other similar criterion was

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relied upon and a copy will be provided free of charge upon request; and (vii) provide the Claimant with an explanation of any scientific or clinical judgment for the determination if benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit or a statement that the benefit is based on such an exclusion or limit and such explanation will be provided free of charge.

(d)     Any appeal made by a Claimant must be made in writing to the Committee within 180 days after receipt of the Committee’s notice of denial of benefits. The Claimant may submit written comments, documents, records, and other information relating to the claim for benefits. The Claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits. The Committee shall review the claim taking into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The review shall not afford deference to the initial adverse benefit determination and shall be conducted by an appropriate named fiduciary who is neither the individual who made the adverse benefit determination that is the subject of the appeal, nor the subordinate of such individual. If the adverse benefit determination is based in whole or in part on a medical judgment, the appropriate named fiduciary shall consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment. Such health care professional shall be an individual who is neither an individual who was consulted in connection with the adverse benefit determination that is the subject of the appeal, nor the subordinate of such individual. The Claimant shall be provided

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with the identity of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the adverse benefit determination, without regard to whether the advice was relied on.

(e)     The Committee shall provide adequate written notice to the Claimant of the Plan’s benefit determination on review. The notice must be furnished within 45 days of the date that the request for review is received by the Plan without regard to whether all of the information necessary to make a benefit determination on review is received. The Claimant shall be notified in writing within this initial 45-day period if special circumstances require an extension of the time needed to process the claim. The notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the determination on review. In no event shall such extension exceed a period of 45 days from the end of the initial 45-day period.

(f)     In the event the benefit determination is being made by a committee or board of trustees that hold regularly scheduled meetings at least quarterly, the above paragraph shall not apply. The benefit determination must be made by the date of the meeting of the committee or board that immediately follows the Plan’s receipt of a request for review, unless the request for review is filed within 30 days preceding the date of such meeting. In such case, the benefit determination must be made by the date of the second meeting following the Plan’s receipt of the request for review. The date of the receipt of the request for review shall be determined without regard to whether all of the information necessary to make a benefit determination on review is received. The Claimant shall be notified in writing within this initial period if special circumstances require an extension of the time needed to process the claim.

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The notice shall indicate the special circumstances requiring an extension of time and the date by which the committee or board expects to render the determination on review. In no event shall such benefit determination be made later than the third meeting of the committee or board following the Plan’s receipt of the request for review. The Committee shall provide adequate written notice to the Claimant of the Plan’s benefit determination on review as soon as possible, but not later than five days after the benefit determination is made.

(g)     To the extent that a period of time is extended due to a Claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination on review shall be tolled from the date on which the notification of the extension is sent to the Claimant until the date on which the Claimant responds to the request for additional information.

(h)     If the claim for disability benefits is wholly or partially denied on review, the Committee’s notice to the Claimant shall: (i) specify the reason or reasons for the denial; (ii) reference the specific Plan provisions on which the denial is based; (iii) include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits; (iv) include a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a); (v) provide the Claimant with any internal rule, guideline, protocol, or other similar criterion that was relied upon in making the adverse determination or a statement that such rule, guideline, protocol, or other similar criterion was relied upon and a copy will be provided free of charge upon request; (vi) provide the Claimant with an explanation of any scientific or clinical judgment for the determination if benefit determination is based on a

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medical necessity or experimental treatment or similar exclusion or limit or a statement that the benefit is based on such an exclusion or limit and such explanation will be provided free of charge; and (vii) provide the Claimant with the following statement: “You and your plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency.” Any civil action under (iv) must be filed no later than one year after the date on the Committee’s notice.

11.7.	Transaction Processing

(a)     Transactions (including, but not limited to, investment directions, trades, loans, and distributions) shall be processed as soon as administratively practicable after proper directions are received from the Participant or other parties. No guarantee is made by the Plan, Committee, Trustee, Insurer, or Employer that such transactions will be processed on a daily or other basis, and no guarantee is made in any respect regarding the processing time of such transactions.

(b)     Notwithstanding any other provision of the Plan, the Employer, the Committee, or the Trustee reserves the right to not value an investment option on any given Valuation Date for any reason deemed appropriate by the Employer, the Committee, or the Trustee, except that such investment option shall be valued as of the last day of the Plan Year.

(c)     Administrative practicality will be determined by legitimate business factors (including, but not limited to, failure of systems or computer programs, failure of the means of the transmission of data, force majeure, the failure of a service provider to timely receive values or prices, and correction for errors or omissions or the errors or omissions of any service

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provider) and in no event will be deemed to be less than 14 days. The processing date of a transaction shall be binding for all purposes of the Plan and considered the applicable Valuation Date for any transaction.

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ARTICLE 12

GENERAL PROVISIONS

12.1.	Employment Status

Nothing contained in this Plan gives an Employee the right to be retained in the Employer’s employ or to interfere with the Employer’s right to discharge any Employee.

12.2.	Rights to Plan Assets

An Employee shall not have any right to or interest in any assets of the Plan upon termination of employment or otherwise except as specifically provided under this Plan, and then only to the extent of the benefits payable to such Employee according to the Plan provisions. Any final payment or distribution to a Participant or his legal representative or to any Beneficiaries of such Participant under the Plan provisions shall be in full satisfaction of all claims against the Plan, the Named Fiduciary, the Plan Administrator, the Insurer, the Trustee, and the Employer arising under or by virtue of the Plan.

12.3.	Mistaken Contribution

A portion of the Plan assets resulting from Employer Contributions (but not more than the original amount of those Contributions) may be returned if the Employer Contributions are made because of a mistake of fact or are more than the amount deductible under Code Section 404 (excluding any amount which is not deductible because the Plan is disqualified). The amount involved must be returned to the Employer within one year after the date the Employer Contributions are made by mistake of fact or the date the deduction is disallowed, whichever applies. Except as provided under this section and in Section 10.2 (Plan Termination), the assets of the Plan shall never be used for the benefit of the Employer and are

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held for the exclusive purpose of providing benefits to Participants and their Beneficiaries and for defraying reasonable expenses of administering the Plan.

12.4.	Nonalienation of Benefits

Benefits payable under the Plan are not subject to the claims of any creditor of any Participant or Beneficiary. A Participant or Beneficiary does not have any rights to alienate, anticipate, commute, pledge, encumber, or assign such benefits. The preceding sentences shall also apply to the creation, assignment, or recognition of a right to any benefit payable with respect to a Participant according to a domestic relations order, unless such order is determined by the Plan Administrator to be a qualified domestic relations order, as defined in Code Section 414(p), or any domestic relations order entered before January 1, 1985. The preceding sentences shall not apply to any offset of a Participant’s benefits provided under the Plan against an amount the Participant is required to pay the Plan with respect to a judgment, order, or decree issued, or a settlement entered into, on or after August 5, 1997, which meets the requirements of Code Sections 401(a)(13)(C) or (D).

12.5.	Construction

The validity of the Plan or any of its provisions is determined under and construed according to Federal law and, to the extent permissible, according to the laws of the state in which the Employer has its principal office. In case any provision of this Plan is held illegal or invalid for any reason, such determination shall not affect the remaining provisions of this Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had never been included. In the event of any conflict between the provisions of the Plan and the terms of any Annuity Contract issued hereunder, the provisions of the Plan control.

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12.6.	Legal Actions

No person employed by the Employer; no Participant, former Participant, or their Beneficiaries; nor any other person having or claiming to have an interest in the Plan is entitled to any notice of process. A final judgment entered in any such action or proceeding shall be binding and conclusive on all persons having or claiming to have an interest in the Plan. Should any Participant, Beneficiary or other person claiming an interest in the Plan pursue a legal action against the Plan, such legal action may not be brought more than two years following the date such cause of action or proceeding arose.

12.7.	Word Usage

The masculine gender, where used in this Plan, shall include the feminine gender and the singular words, where used in this Plan, shall include the plural, unless the context indicates otherwise. The words “in writing” and “written,” where used in this Plan, shall include any other forms (such as voice response or other electronic system), as permitted by any governmental agency to which the Plan is subject.

12.8.	Military Service

Notwithstanding any provision of this Plan to the contrary, the Plan shall provide contributions, benefits, and service credit with respect to Qualified Military Service in accordance with Code Section 414(u). Loan repayments may be suspended under this Plan as permitted under Code Section 414(u).

A Participant who dies on or after January 1, 2007 while performing Qualified Military Service is treated as having resumed and then terminated employment on account of death, in accordance with Code Section 401(a)(37) and any subsequent guidance. The survivors of such

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Participant are entitled to any additional benefits provided under the Plan on account of death of the Participant.

By executing this Plan, the Employer acknowledges having counseled to the extent necessary with selected legal and tax advisors regarding the Plan’s legal and tax implications.

Executed this 16th day of December, 2015.

COOPER TIRE & RUBBER COMPANY

By:	Brenda A. Harmon
Title:	Sr. Vice President & Chief Human Resources Officer

Approved as to legal
Form

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PROTECTED BENEFIT ADDENDUM

The following benefit(s) were included in this Plan and were previously amended as of January 1, 2010. According to Section 411(d)(6) of the Internal Revenue Code, the benefit(s) described below shall be available to Plan Participants who had an account balance on that date (or the date of adoption, if later). The protected benefit(s) only apply to Participants or to the value of their accounts as of that date (adjusted for earnings and losses since that date) as described below.

Protected Benefit	Description	Operation
Definition of Totally and Permanently Disabled

Totally and Permanently Disabled means the condition of a Participant as a result of bodily injury or disease from an unavoidable cause which prevents such Participant from being physically able to meet his present job requirements as the same existed at the time of the Participant’s cessation of service due to such condition and which disability will (in the opinion of a qualified physician designated by the Committee) presumably be permanent and continuous during the remainder of his life. Such condition shall be deemed to have resulted from an unavoidable cause unless it:

(a)  was contracted, suffered or incurred while the Participant was engaged in, or resulted from

Participants who are disabled

according to the plan’s definition prior to the amendment effective date will continue to be considered disabled under the amended definition. Participants who are not disabled as of the effective date of the amendment must meet the definition in the plan as of the date of their disability.

114	PROTECTED BENEFIT ADDENDUM

having engaged in, a felonious enterprise, or

(b)  resulted from habitual drunkenness or addiction to hallucinogenic and/or narcotic drugs not prescribed by a qualified physician for treatment of a condition other than drug addiction, or

(c)   resulted from an intentional self-inflicted injury or self-induced sickness.

115	PROTECTED BENEFIT ADDENDUM